UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Comission File Number: 333-134418

Amendment 1 to the
FORM SB-2

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EXECUTE SPORTS, INC.
(Name of small business issuer in its charter)

Nevada	2320	30-0038070
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1284 Puerta Del Sol, Suite 150
San Clemente, CA 92673
(858) 518-1387
(Address and telephone number of principal
executive offices and principal place of business)

Copies To:

Michael L. Corrigan
Attorney At Law
11995 El Camino Real, Suite 301
San Diego, CA 92130
(858) 436-3368

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement has become effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Share Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001(2)	3,166,667	$.15	$475,000	$50.82
Common Stock par value $.001(3)	35,000,000	$.15	$5,250,000	$561.75
Common Stock par value $.001(4)	12,666,667	$.15	$1,900,000	$203.30
Common Stock par value $.001(5)	940,000	$.15	$235,000	$25.14
	51,773,334		$7,860,000	$841.01
(1)
Estimate solely for purposes of calculating the registration fee to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant’s Common Stock on the Over the Counter Bulletin Board as of May 19, 2006 was $.36 per share.

(2)	Represents shares issuable upon exercise of Warrants to Dutchess.
(3)	Represents shares issuable upon sales under an Investment Agreement to Dutchess.
(4)	Represents shares issuable upon conversion of a Convertible Debenture to Dutchess.
(5)	Represents shares issued to certain individuals.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 22, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

EXECUTE SPORTS, INC.

51,773,334 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 51,773,334 shares of our common stock. We will not receive any proceeds from the resale of shares of our common stock.

The total number of shares sold herewith includes the following shares to be issued to Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund II, LP (collectively, "Dutchess"): (i) up to 12,666,667 shares issuable upon conversion of convertible debentures, (ii) 3,166,667 shares issuable upon exercise of warrants, and (iii) up to 35,000,000 shares of common stock issuable to Dutchess pursuant to a "put right" under an Investment Agreement, also referred to as an Equity Line of Credit. In addition, it includes 940,000 shares to be registered on behalf of other selling security holders. The shares of common stock in this offering being sold have been converted from debt in the form of secured promissory notes to equity and therefore we will not receive any proceeds from this offering.

We will, however, receive proceeds from the sale of the 35,000,000 shares of common stock under the Equity Line of Credit with Dutchess and the cash exercise, if any, of warrants to purchase an aggregate of 51,773,334 shares of common stock. All costs associated with this registration will be borne by us.

A "put right" permits us to require Dutchess to buy shares of our common stock pursuant to the terms of the Equity Line of Credit. That Equity Line of Credit permits us to "put" up to an aggregate of $10,000,000 in shares of our common stock to Dutchess. Dutchess will pay us 93% of the lowest closing Best Bid price (or highest posted bid price) of our common stock during the five trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit.
With the exception of Dutchess, which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "EXCS." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on May 19, 2006, was $.36.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 3.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 22, 2006.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

OUR BUSINESS

We have three lines of business including water sports, snow sports and licensed as well as branded apparel.

Our water sports products include wetsuits, vests, rash guards, wake skates and a line of high performance watersports shoes. Our wetsuits, vests and rash guards are marketed under the "Execute Sports" brand, as well as through private label relationships. Our wake skates and shoes are both marketed under the "Kampus" brand.

The Company markets its Execute Sports and Kampus products through a network of independent dealers located throughout the United States, and through distributors representing dealers in Europe, Australia, South Africa, Asia and other international markets. The "Execute Sports" and "Kampus" brand names have existed for two years and we believe they are becoming widely recognized and respected names in the watersports markets - specifically, amongst wakeboard and wakeskate consumers.

Our snow sports products include snowboards, related accessories and apparel marketed under the "Academy" brand. The Company's "Academy" snowboard brand is marketed to the specialty retail and pro shop markets throughout North America and in 15 countries worldwide.

We also own and maintain the exclusive worldwide license to produce, market and distribute apparel under the "EagleRider" brand name, and operate an eCommerce store under the domain name www.eagleridergear.com. We have licensed the apparel and merchandising rights from Eagle Rider, Inc. the world's largest Harley Davidson and power sports rental and tour company,

SUMMARY OF CORPORATE HISTORY

Execute Sports, Inc. (the "Company") was founded in 2002 as Padova International USA, Inc. to produce graphics kits and ancillary soft goods for the motocross, enduro and ATV markets.

In 2003, the Company launched its water sports division under the "Execute Sports" brand to provide wetsuits, vests, rash guards and ancillary products to the wake board and ski markets.

Over the past few years, we have established distribution for its products throughout North America, Europe, Australia, South Africa and into Asia with customers including GSI Commerce, Marine Max, Boater’s World, GI Joes, Galyans, Bass Pro and Big 5 Sporting Goods.

In 2005, we entered into a worldwide apparel licensing agreement with Eagle Rider, the world's largest Harley Davidson rental and tour company to provide Eagle Rider with apparel and soft goods to its 35 franchises throughout North America and Europe.

Also in 2005, we expanded our commitment to the action sports industry by entering into a letter of intent to acquire Pacific Sports Group, Inc., ("PSG") which owns and operates Academy Snowboards, Kampus Wakesk8s and Kampus Wake Shoes and Collective Development Bags and Bindings.

In January, 2006, we consummated the PSG acquisition and have welcomed Academy, Kampus, and Collective Development into the Execute Sports family.

The Company has headquarters at 1284 Puerta del Sol, Suite 150, San Clemente, California 92673 and our telephone number at that address is (949) 498-5990. We are a Nevada corporation.

RECENT FINANCINGS

Convertible Debentures

On May 16, 2006, we entered into an agreement providing for the sale of $1,900,000 in principal amount of five-year convertible debentures to Dutchess. The convertible debentures bear interest at 12% per annum. The first $950,000 (less expenses) was funded immediately while the balance of $950,000 was funded on May 22, 2006. Under the pricing formula set forth in the debentures Dutchess may convert the convertible debentures into shares of our common stock at any time at a fixed conversion price of $0.15. Our obligation to repay the amounts outstanding under all of these convertible debentures is secured by substantially all of our assets.

In connection with the debentures issued in May, 2006 we granted the Investor warrants to purchase up to a total of four hundred and seventy-five thousand dollars ($475,000) worth of the Common Stock of the Company, at the Fixed Conversion Price ($.15) as defined in the Debenture Agreement (the “Warrants”). The Warrants may be exercised for a period of five years and the exercise price is subject to standard adjustment upon the occurrence of certain events, including, without limitation, upon our consolidation, merger or sales of all of substantially all of our assets, a reclassification of our common stock, or any stock splits, combinations or dividends with respect to the Common Stock.

Investment Agreement

On May 16, 2006, we entered into an Investment Agreement with Dutchess providing for the sale and issuance to Dutchess from time to time of up to $10,000,000 in shares of our common stock for a period of up to 36 months from the effective date the registration statement of which this prospectus forms a part. The maximum number of shares that we may sell to Dutchess at any one time shall be equal to, at our election, either: (A) 200% of the average daily volume in the U.S. market of our common stock for the ten trading days prior to the date we notify Dutchess of our intent to sell shares to Dutchess, multiplied by the average of the five daily closing bid prices immediately preceding the date of notification, or (B) a number of shares having a value of $100,000. We may not submit a notice until after the completion of a previous sale under the Investment Agreement. The purchase price for the shares to be sold shall be equal to 93% of the lowest closing bid price of the Common Stock during the three-day period following the date we deliver a notice of our intention to sell shares to Dutchess.

We are obligated to file a registration statement within 21 calendar days after the Closing Date of the Dutchess Financing, but in no event later than June 5, 2006 for the registration of the shares of Common Stock issuable upon conversion of the convertible debentures issued in May, exercise of the warrants issued in February and upon a sale under the Investment Agreement. We are further obligated to use our best efforts to cause the SEC to declare the registration statement effective within 80 days after the filing date of the registration statement. If we do not file the registration statement on time we will be obligated to pay liquidated damages to Dutchess in an amount equal to 2% of the principal amount of the debenture outstanding, pro rata, for every 15 days which such registration statement has not been filed. In addition, the conversion price of the convertible debenture will decrease by 10% of and continue to decrease by 10% for each 15 day calendar period the registration statement goes without filing. If the registration statement is not declared effective within 80 days of the filing date, we are obligated to pay liquidated damages to Dutchess in an amount equal to 2% of the principal amount of the debenture outstanding, pro rata, for every 30 days which such registration statement has not been declared effective.

The Offering

Common stock offered
by selling stockholders      Up to 51,773,334 shares, including the following:

-	up to 3,166,667 shares of common stock issuuable upon the exercise of common stock purchase warrants at an exercise price of $.15 per share;
-	up to 12,666,667 shares of common stock issuable upon the conversion of convertible debentures at a conversion price of $.15 per share;
-	up to 35,000,000 shares of common stock issuable upon the exercise of a put right under the Investment Agreement; and
-	940,000 shares of common stock issued to Valley Financial Holdings and Jason Sundar for converted debt.

Common Stock to be
outstanding after the offering  74,372,489 shares, assuming conversion of all notes and debentures, exercise of all warrants and the exercise of all puts under the Investment Agreement

Use of proceeds                          We will not receive any proceeds from the sale of the common stock. However, we will receive up to $475,000 upon the exercise of the warrant issued to Dutchess and up to $10,000,000 pursuant to the terms of the Investment Agreement with Dutchess.

Over-The-Counter Bulletin
Board Symbol                              EXCS

The above information regarding common stock to be outstanding after the offering is based on 22,599,155 shares of common stock outstanding as of May 19, 2006 and assumes the conversion of all notes and debentures, exercise of all warrants and the exercise of all puts under the Investment Agreement.

RISK FACTORS

This investment has a high degree of risk. This means you could lose all or a part of your investment.

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing, other collaborative agreements, strategic alliances, and our ability to increase sales. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that the combined Company does obtain will be sufficient to meet the combined Company's needs in the long term. Through March 31, 2006, a significant portion of our financing has been through private placements of common stock and warrants. Unless our operations continue to generate significant revenues, we will continue to fund operations from cash on hand and through similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. Management believes that we will continue to incur net losses through for the foreseeable future. Based on our current resources, we will need additional equity or debt financing or we will need to generate revenues through sales of our products or entering into strategic alliances to be able to sustain our operations until we achieve profitability, if ever.

RISKS RELATING TO OUR BUSINESS:

We have historically incurred losses and may continue to incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

In the audit of our financial statements, our auditors, Bedinger & Company, have questioned our ability to continue as a going concern. This is based on our Company's history of reported losses. We have a history of losses. We had a net loss of $3,566,580 for the fiscal year ended December 31, 2005 and a net loss of $540,490 for the fiscal year ended December 31, 2004.

The majority of net loss for the year ended December 31, 2005 was incurred due to the non-cash expensing of $2,125,000 in stock issued to founders and $596,533 issued for services.

We expect to significantly increase our operating expenses by expanding our marketing operations and increasing our level of capital expenditures in order to grow our business and further develop and maintain our services. Such increases in operating expense levels and capital expenditures may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. In addition, if we are unable to manage a significant increase in operating expenses, our liquidity will likely decrease and negatively impact our cash flow and ability to sustain operations. In turn, this would have a negative impact on our financial condition and share price.

We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenue growth does not continue, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition. This would also have a negative impact on our share price.

Our business is subject to "seasonal" or "cyclical" factors.

Watersports

There is a cyclical component of our waters sports business wherein we receive a relatively larger portion of revenue because our water sports customers submit the majority of their purchase orders for product in the months of September through November for the coming sales year and are shipped in January through May. Currently, the majority of our water sports business is driven by the wakeboarding/waterski industry, which historically is the most active in the spring and summer months. We anticipate this cyclical aspect of our water sports business to continue for the foreseeable future but can make no assurances that will be the case.

Academy Snowboards

Academy customers typically issue purchase orders from October through March for the coming sales year and are shipped in July through September. We anticipate this cyclical aspect of our snow business to continue for the foreseeable future but can make no assurances that will be the case.

Our industry is highly competitive and we may not be able to compete effectively, which could reduce demand for our services.

The markets in which we cater to are intensely competitive. Our primary competitors for wetsuits include Jet Pilot, Body Glove, O'neil, Rip Curl and Quicksilver, and our primary competitors in the snow sports markets include Burton, Ride, Forum, K2 and Rome The market for the Company's products is characterized by competing businesses introducing products similar to those offered by the Company. There are relatively low barriers to entry into the business. Many of the Company's competitors or potential competitors have longer operating histories, longer customer relationships and significantly greater financial, managerial, sale and marketing and other resources than does the Company. The Company is vulnerable to a competitor making a late, but well-funded, run at the Company if it is not aggressive in quickly attaining a consumer base sufficient for the Company to rely on for sustainable cash flow, and strategic partners as well as establishing a strong brand identity.

Our Success is Tied to Dependence on Key Personnel.

The Company's success depends to a significant extent upon efforts and abilities of its key personnel, as well as other key creative and strategic marketing personnel. Competition for highly qualified personnel is intense. The loss of any executive officer, manager or other key employee could have a material adverse effect upon the Company's business, operating results and financial condition. If the Company is not able to efficiently replace its key personnel with qualified individuals, its business and operational activities could suffer. In turn, if the Company's operational activities decline, its financial performance and overall financial condition will also suffer. This would have an adverse affect on our share price. No assurances can be given that a replacement for any of our key personnel could be located if their services were no longer available. At present, we do not have key man insurance.

We Are a High Risk Early Stage Company.

The Company is a high-risk early stage company with limited operating history in a competitive industry. In addition, the Company's limited operating history provides a limited basis on which to base an evaluation of its business and prospects. In addition, the Company's revenue model relies substantially on the assumption that the Company will be able to successfully expand its sales and distribution channels in key markets. The Company's prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the earliest stages of development. To be successful in this market, the Company must, among other things:

o Continue to expand distribution and sales channels for its products;

o Attract and maintain customer loyalty;

o Continue to establish and increase awareness of the Company's brand and develop customer loyalty;

o Provide desirable products to customers at attractive prices;

o Establish and maintain strategic relationships with strategic partners and affiliates;

o Rapidly respond to competitive developments;

o Build an operations and customer service structure to support the
Company's business; and

o Attract, retain and motivate qualified personnel.

The Company cannot guarantee that it will be able to achieve these goals, and its failure to do so could have a material adverse effect on the Company's business. If the Company's business suffers as a result of failing to meet any one or all of the above listed goals, its financial performance and financial condition will suffer. This will also have an adverse affect on the price of the Company's shares.

Moreover, there can be no assurance that the Company's financial resources will be sufficient to enable it to operate for the length of time that management expects, or that the Company will be able to obtain additional funding when the Company's current financial resources are exhausted. The Company expects that its revenues and operating results will fluctuate significantly in the future.

There can be no assurance that any or all of the Company's efforts will be successful or that the Company will ever be profitable. If the Company's efforts are unsuccessful or other unexpected events occur, purchasers of the Shares offered hereby could lose their entire investment.

We may need additional financing to support business growth, and this capital might not be available on acceptable terms, or at all, which could adversely affect our financial condition.

The Company's financial resources are limited and the amount of funding that it will require to develop and commercialize its products is highly uncertain. Adequate funds may not be available when needed or on terms satisfactory to the Company. Lack of funds may cause the Company to delay, reduce and/or abandon certain of all aspects of its product development programs.

There are a number of factors that we cannot control that could require us to seek additional financing to support further demand for those products in the market both through existing distribution channels and potentially through new ones, and to finance the development, production and distribution of new products, as well as the development of new distribution channels and new markets.

The Company plans to seek additional financing which may include the issuance of equity securities. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its expansion, take advantage of unanticipated acquisition opportunities, develop or enhance products or respond to competitive pressures.
Such inability could have a material adverse effect on the Company's business, and ability finance its operations. If the Company cannot finance its operations, the affect on our stock price will be adverse.

Our quarterly operating results may fluctuate in future periods and, as a result, we may fail to meet investor expectations, which could cause the price of our common stock to decline.

As a result of our history of incurring net losses, the relatively short-term nature of our licensing, distribution and partner agreements, we may not be able to accurately predict our operating results on a quarterly basis, if at all. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside of our control, including:

o the Company's ability to establish and strengthen brand awareness;

o the Company's success, and the success of its strategic partners, in promoting the Company's products;

o the overall market demand for snow sports and water sports products of the type offered by the Company and in general;

o pricing changes for our products as a result of competition or otherwise;

o the amount and timing of the costs relating to the Company's marketing efforts or other initiatives;

o the timing of contracts with strategic partners and other parties;

o fees the Company may pay for distribution and promotional
arrangements or other costs it incurs as it expands its operations;

o the Company's ability to compete in a highly competitive market, and the introduction of new products by the Company; and

o economic conditions specific to the motorcycle and water sports industries and general economic conditions.

We believe period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely upon them as indicators of future performance. It is also possible that in the future, our operating results will be below the expectations of public market analysts and investors due to quarterly fluctuations rather than our overall performance. In that event, the trading price of our common stock may decline.

Our Watersports Business Relies Heavily on Four Major Customers for Revenue

Historically, four primary customers have accounted for more than 90% of our business. The three primary customers account for more than 80% of our water sports revenue. If any of these customers decides to exit the water sports market, or to select one of our competitor's products over our own, our business would be materially adversely impacted. Other larger, better capitalized competitors could offer these customers preferable price points or other incentives that we might not be able to compete with. If we were to lose any one of these customers our business and financial condition would likely be negatively impacted. In turn our financial results would decline and our share price would also likely decline.

We Rely on Three Major Manufacturers of our Wetsuit and Vest Products

Sheico, Winning Industries and Hydro Dynamics manufacture 100% of our products, and 65%, 15% and 5% respectively. All manufacturing is based in mainland China. If these facilities were inaccessible to us for political reasons or in the event of a natural disaster, our business would be materially adversely affected. We might not be able to transition our manufacturing business to another manufacturer in a timely manner and the costs of changing facilities as well as the costs of manufacturing elsewhere could be prohibitively high. In addition, each of these manufacturers are "contract" manufacturers and consequently are not solely obligated to service our account. In which case, other larger customers might demand more of these manufacturers' resources, which in turn, could cause delays in their ability to provide us with timely delivery of product. If , for any of the reasons stated above, we are not able to timely respond to purchase orders through our existing contract manufacturing partners, we would likely see a negative impact in our business and operations. In turn, this would have a material adverse impact on our financial results and our share price would likely decline.

We Could Have Difficulty in the Management of Potential Growth.

The Company anticipates that a period of significant expansion will be required to address potential growth in its customer base, market opportunities and personnel. This expansion will place a significant strain on the Company's management, operational and financial resources. To manage the expected growth of its operations and personnel, the Company will be required to implement new operational and financial systems, procedures and controls, and to expand, train and manage its growing employee base. The Company also will be required to expand its finance, administrative and operations staff. Further, the Company anticipates entering into relationships with various strategic partners and third parties necessary to the Company's business. There can be no assurance that the Company's current and planned personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to hire, train, retain, motivate and manage required personnel for planned operations, or that Company management will be able to identify, manage and exploit existing and potential strategic relationship and market opportunities. The failure of the Company to manage growth effectively could have a material adverse effect on the Company's business because it might be unable to meet purchase order demands from its customers, or maintain a level of inventory sufficient to support demand. This could cause the Company to lose customer and distribution relationship that would, in turn have an adverse affect on the Company's results of operations and financial condition. In which case, the Company's share price would be adversely affected.

If we chose to acquire new or complementary businesses, services or technologies, we may not be able to complete those acquisitions or successfully integrate them.

In addition to organic growth to expand our operations and market presence, we intend to pursue a growth strategy driven by acquisitions and business combinations of complementary business, services or technologies or engage in other strategic alliances with third parties. Any such transactions would be accompanied by the risks commonly encountered in such transactions, including, among others, the difficulty of assimilating operations, technology and personnel of the combined companies, the potential disruption of our ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize our financial and strategic position through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies and the impairment of relationships with existing employees and customers. We may not be successful in overcoming these risks or any other potential problems. Any acquisition may have a material adverse effect on our business if it any of the risks stated above materialize, and each of the risks stated above could bring about adverse operating results, which in turn, would negatively impact the Company's financial condition. In turn, the price of our stock would be negatively affected.

We will incur increased costs as a result of being a public company and this may adversely affect our operating results.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the OTCBB. We expect these rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming and costly. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain the trading status of our common stock on the Over the Counter Bulletin Board Market.

We may be unable to attract and retain qualified officers, directors and members of board committees required for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements regarding audit committee financial experts. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by OTCBB. Furthermore, certain aspects of these recent and proposed changes heighten the requirements for board and committee membership, particularly with respect to an individual's independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, we may be unable to maintain the trading status of our common stock on the OTCBB Market.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

As of the date of March 31, 2006, we made loans in the form of promissory notes to a strategic partner amounting to $379,689, which represents approximately_14% of our total assets. The promissory notes bear an annual interest rate of 2% and come to maturity beginning on April 7, 2005. If these loans are not repaid by maturity date, our business will be adversely affected.

We have established a strategic relationship with WDHQ, Inc. and 449, Inc. (the “Debt Holders”), which are both owned and operated by the same individual, Don Swedo, who is an unrelated party to our business. The Debt Holders own and operate five retail franchises of EagleRider Corporation (the “Parent Company”) located in Miami, St. Louis, Phoenix, Palm Springs and San Diego. In conjunction with, but not as a condition of, our loan to the Debt Holders, we have secured an exclusive license and wholesale distribution agreement with the Parent Company that we believe will substantially expand our addressable customer base for our products as well as increase our sales by fulfilling purchase orders on a wholesale distribution basis. However, if the Debt Holders fail to repay the principal and interest on the note in a timely fashion, our cash flow from existing operations could be negatively impacted. In turn, this would negatively impact our financial performance and results, as well as our ability to respond efficiently to purchase orders from other distributors.

Risks Relating To Our Common Stock:

The market price of our common stock is likely to be highly volatile, which could cause investment losses for our stockholders and result in stockholder litigation with substantial costs, economic loss and diversion of our resources.

The trading price of our common stock is highly volatile and could be subject to wide fluctuations as a result of various factors, many of which are beyond our control, including:

o developments concerning licenses and trademarks by us or a competitor;

o announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

o actual or anticipated fluctuations in our operating results;

o introductions of new products by us or our competitors;

o changes in the number of our distribution partners;

o loss of key employees;

o changes in the market valuations of similar companies; and

o changes in our industry and the overall economic environment.

In addition, the stock market in general, and the OTCBB have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management's attention and resources.

RISKS RELATED TO THE DUTCHESS AGREEMENTS

Assuming the issuance of all shares under the Investment Agreement, existing shareholders will experience substantial dilution of our shares of common stock.

Our Investment Agreement with Dutchess contemplates the potential future issuance and sales of up to $10,000,000 of our Common Stock to Dutchess subject to certain restrictions and obligations. Given our current capital needs and the market price of our common stock, we presently have no intention of drawing down the entire amount available to us unless the market price of our common stock increases.

Under the convertible debenture, Dutchess has the option of converting the debenture into shares of our common stock. Dutchess may also exercise their stock purchase warrant. If the debenture is converted or the warrant exercised, there will be dilution of your shares of our common stock.

The issuance of shares of our common stock upon conversion of the debenture or exercise of the warrant will result in the dilution to the interests of other holders of our common stock.

The principal amount of the debenture plus accrued interest may be converted at the option of the Dutchess into shares of our common stock at a fixed conversion price equal to $0.15 per share, and the warrant may be exercised at a price of $0.15 per share.

The lower the stock price, the greater the number of shares issuable under the Investment Agreement, which could contribute to the future decline of our stock price and materially dilute existing stockholder’s equity and voting rights.

The number of shares that Dutchess will receive under its agreement with us is calculated based upon the market price of our common stock prevailing at the time of each "put". The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that Dutchess will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.

The sale of our stock under the Dutchess Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholder’s equity and voting rights.

Any significant downward pressure on the price of our common stock can encourage short sales by third parties, subject to applicable securities laws. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock or if we have not performed in such a manner to show that the equity funds raised will be used by us to grow. Such an event could place further downward pressure on the price of our common stock. Even if we use the proceeds under the agreement to grow our revenues and profits or invest in assets, which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause holders of our stock to sell their shares thereby contributing to sales of stock in the market. If the supply of common stock into the market exceeds the demand for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Investment Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

We plan to continue to pay for consulting and professional services fees with our stock and this would be dilutive to investors.

In the past we have issued shares to consultants and professional services providers as a means of paying certain professional service fees and consulting agreements. We plan to continue to use our stock in the future as a means of paying for these kind of services, and believe that doing so will enable us to retain a greater percentage of our operating capital to pay for operations, product development and purchase of additional inventory.

Price and volume fluctuations in our stock might negatively impact our ability to effectively use our stock to pay for services, or it could cause us to offer stock as compensation for services on terms that are not favorable to the Company and its shareholders. If we did resort to granting stock in lieu of cash for consulting and professional services fees under unfavorable circumstances, it would result in increased dilution to investors.

Management has broad discretion to use the proceeds from financing activities related to the conversion of the debenture, exercise of warrant and terms of the Investment Agreement for business activities that may not be successful, which could affect the trading price of our common stock.

We intend to use the net proceeds from financing activities related to the conversion of the debenture, exercise of the warrant and terms of the Investment Agreement, to pay certain outstanding obligations, increase working capital, fund capital expenditures, finance our expansion and fund marketing activities. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on our business, results of operations and financial condition.

There is a limited market for our common stock.

Our common stock is traded in the Over-the-Counter Bulletin Board market. This may cause delays in the timing of transactions, reductions in the number and quality of securities analysts' reporting on us, and the extent of our coverage in the media. Trading in our common stock has been sporadic, and at present, there is a limited market for it. There can be no assurance that a stronger market will develop. Even if such a market does develop, it may not be sustained.

Future sales of our common stock by existing shareholders under Rule 144 could decrease the trading price of our common stock.

As of March 31, 2006, a total of 12,711,120 shares of our outstanding common stock were "restricted securities" and could be sold in the public markets only in compliance with Rule 144 adopted under the Securities Act of 1933 or other applicable exemptions from registration. Rule 144 provides that a person holding restricted securities for a period of one year may thereafter sell, in brokerage transactions, an amount not exceeding in any three-month period the greater of either (i) 1% of the issuer's outstanding common stock or (ii) the average weekly trading volume in the securities during a period of four calendar weeks immediately preceding the sale. Persons who are not affiliated with the issuer and who have held their restricted securities for at least two years are not subject to the volume limitation. Possible or actual sales of our common stock by present shareholders under Rule 144 could have a depressive effect on the price of our common stock.

Our common stock is subject to "penny stock" rules.

Our common stock is classified as a penny stock by the Securities and Exchange Commission. This classification severely and adversely affects the market liquidity for our common stock. The Commission has adopted Rule 15g-9, which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, sets forth (i) the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in public offerings and secondary trading and about the commissions payable to the broker-dealer and registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive proceeds from the sale of shares of our common stock to Dutchess under the Equity Line of Credit. The purchase price of the shares purchased under that agreement will be equal to 93% of the lowest closing Best Bid (or highest posted bid price of our common stock) for the five trading days following the day that we submit a Put Notice to Dutchess that we intend to sell shares to it. We may also receive proceeds from the issuance of shares upon exercise of the warrants, if exercised.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement assuming a sale of 10%, 25%, 50% and 100% of the shares issuable under that agreement. We have the ability to draw down the full $10,000,000 pursuant to the agreement, however we may draw down less than that amount.

	10%	25%	50%	100%
Gross Proceeds	$1,000,000	$2,500,000	$5,000,000	$10,000,000
Net Proceeds after offering expenses and fees(1)	$960,440.40	$2,460,440.40	$4,960,440.40	$9,960,440
Debt Repayment (2)	$400,000	$737,947	$737,947	$737,947
General Working Capital(3)	$560,440.40	$1,722,493.40	$4,2222,493.4	$9,222,493
	100%	100%	100%	100%

 (1) Assumes estimated offering expenses and fees of $45,800 (includes (a) estimated legal fees and expenses of $25,000, (b) estimated accounting fees and expense of $20,000 and (c) SEC filing fees of $800).
(2) Represents debt other than debt payable to Dutchess. We will not use the proceeds from the Equity Line of Credit to repay the debentures held by Dutchess.
(3) A portion of General Working Capital may be used for potential acquisitions.

We expect cash, if any, to be received upon exercise of the warrants to be used for general corporate purposes.

INVESTMENT AGREEMENT

On May 16, 2006, we entered into an Investment Agreement with Dutchess for the future issuance and purchase of shares of our common stock. This Investment Agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

In general, the drawdown facility operates as follows: Dutchess, has committed to provide us up to $10,000,000 as we request it over a 36 month period, in return for common stock we issue to Dutchess. We, in our sole discretion, may deliver a notice to Dutchess stating the dollar amount which we intend to sell to Dutchess on the day which is no more than 5 trading days following the date in which we gave notice of this intended sale. The notice is deemed delivered to Dutchess on (a) the Trading Day it is received by facsimile or otherwise by Dutchess if such notice is received prior to 9:00 am EST, or (b) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 9:00 am EST on a Trading Day.

The amount that we shall be entitled to receive from Dutchess pursuant to each request shall be equal to, at our election, either: (A) 200% of the U.S. market average daily volume of our common stock for the ten trading Days prior to the notice date, multiplied by the average of the three daily closing bid prices immediately preceding the notice date, or (B) $100,000.
We shall not be entitled to submit another notice request for additional funds until after the previous closing from the prior fund request has been completed. The purchase price for the Common Stock that Dutchess purchases shall be equal to 93% of the lowest closing best bid price of the Common Stock during the period beginning on the notice date and ending on and including the date that is 5 trading days after such notice date.

We will not use any of the proceeds from the sale of our securities under the Investment Agreement for the repayment of the debentures held by Dutchess. We expect that amounts due under the debentures will be satisfied through conversions of the debentures into our common stock. Any portion of the debentures that remains outstanding will be repaid out of future financings, the expansion of our business through acquisitions and cash flow generated from operations.

DUTCHESS' OBLIGATION TO PURCHASE SHARES

Upon the receipt by Dutchess of a our notice, Dutchess shall be required to purchase from us, during the period beginning on the notice date and ending on and including the date that is five trading days after such notice date, the number of shares set forth in the notice subject to the qualitative restrictions set forth in the previous paragraph.

Conditions to Dutchess' obligation to purchase shares

We shall not be entitled to deliver a sales notice request to Dutchess and Dutchess shall not be obligated to purchase any shares unless each of the following conditions are satisfied:

A. A registration statement shall have been declared effective and shall remain effective and available at all times until a closing with respect to the subject notice for the resale of all the common stock issuable pursuant to the Investment Agreement;

B. At all times during the period beginning on the related notice date and ending on and including the related closing date for the sale of common stock detailed in such notice, the common stock shall have been listed on a principal market and shall not have been suspended from trading thereon for a period of four consecutive trading days and we shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of our common stock;

C. We have complied with our obligations and are otherwise not in breach of a material provision of, or in default under, the Investment Agreement and the Registration Rights Agreement or any other agreement executed in connection with the Investment Agreement, which has not been corrected prior to delivery of notice;

D. No injunction shall have been issued and remains in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock during the five trading days after our notice date; and

E. The issuance of the securities will not violate any shareholder approval requirements of the principal market.

If any of the foregoing events occurs during the five trading days after our notice date, then Dutchess shall have no obligation to purchase the amount of common stock set forth in the applicable notice.

Mechanics of Purchase of shares by Dutchess

The closing of the purchase by Dutchess of Shares (a "Closing") shall occur on the date which is no later than seven trading days following the applicable notice date. Prior to a closing, (I) Dutchess shall deliver to us the purchase price to be paid for such common shares.; and (II) we shall be required to deliver to Dutchess pursuant to the Investment Agreement, certificates representing the common shares to be issued to Dutchess on such date and registered in the name of Dutchess.

As compensation to Dutchess for a delay in issuance of the common shares beyond the Closing Date, we have agreed to pay late payments to Dutchess (delivery of the Shares after the applicable Closing Date) in accordance with the following schedule (where "No. of Days Late" is defined as the number of trading days beyond the Closing Date. The Amounts are cumulative.):

LATE PAYMENT FOR EACH          Per Each $10,000 Increment
NO. OF DAYS LATE       of COMMON STOCK enumerated in a notice

    1                       $100
    2                    $200
    3                    $300
    4                    $400
    5                       $500
    6                    $600
    7                    $700
    8                    $800
    9                    $900
    10                                                                             $1,000
  Over 10                                                                             $1,000 + $200 for each Business Day late beyond 10 days

We shall pay any late payments in immediately available funds upon demand by Dutchess.

OVERALL LIMIT ON COMMON STOCK ISSUABLE.

If at any time before the Equity Line of Credit is terminated, we become listed on an exchange that limits the number of shares of our common stock that may be issued without shareholder approval, then the number of Shares issuable by us and purchasable by Dutchess, including the shares of Common Stock issuable to Dutchess, shall not exceed that number of the shares of Common Stock that may be issuable without shareholder approval, subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization affecting out common stock, and any additional common stock issuance shall first be approved by our shareholders in accordance with applicable law and our By-laws and Amended and Restated Certificate of Incorporation, if such issuance of shares of common stock could cause a delisting on the Principal Market. Our failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Securities or Dutchess' obligation in accordance with the terms and conditions of the Investment Agreement to purchase a number of Shares in the aggregate up to the maximum allowed prior to needing shareholder approval and such approval pertains only to the amount in excess of this amount.

TERM

The Investment Agreement shall expire (a) when Dutchess has purchased an aggregate of $10,000,000 of our Common Stock or (b) 36 months after the Effective Date of the registration statement of which this prospectus forms a part, whichever occurs earlier.

SUSPENSION

The Investment Agreement shall be suspended upon any of the following events and shall remain suspended until such event has been rectified:

A. The trading of our Common Stock is suspended by the SEC, the Principal Market or the NASD for a period of four consecutive Trading Days during the Open Period; or,

B. Our Common Stock ceases to be registered under the 1934 Act or listed or traded on the Principal Market.

Upon the occurrence of one of the above-described events, the Company shall send written notice of such event to Dutchess.

SAMPLE CALCULATION OF STOCK PURCHASES

The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Dutchess in connection with that drawdown based on the assumptions noted in the discussion below.

SAMPLE PUT AMOUNT CALCULATION AND PURCHASE PRICE CALCULATION

The Put amount may at our election be either (i) $100,000 or; (ii) 200% of the average daily volume (U.S market only) of our common stock for the 10 trading days prior to the applicable put notice date, multiplied by the lowest closing Best Bid Price during the 3 trading days subsequent to the Put Date.

The calculation below is based upon average daily volume of our common stock prior to a Put Notice Date of May 12, 2006

Set forth below is a trading summary of our Common Stock for the period from May 5, 2006 through May 18, 2006.

Date	High	Low	Close	Volume
April 28.38		.36	.38	201,100
May 1.38		.36	.38	85,100
May 2.38		.37	.38	42,400
May 3.37		.33	.37	198,300
May 4.37		.35	.35	18,000
May 5.35		.35	.35	700
May 8.35		.33	.35	105,500
May 9.33		.32	.33	202,000
May 10.32		.31	.32	111,200
May 11.33		.29	.32	215,000
May 12.32		.30	.32	176,700 (“Put Notice Date”)
May 15.34		.31	.32	179,100
May 16.38		.31	.35	229,400
May 17.38		.31	.35	178,000
May 18.39		.33	.39	409,331

The average daily volume for the 10 trading days prior to May 12, 2006 based upon the foregoing table is 117,930. 200% of the average daily volume is 235,860.

The average of the 3 daily closing bid prices subsequent to the Put Date of May 19 is $.363. The total Put Amount based upon the assumptions set forth above is 235,860 multiplied by 93% of the lowest closing Best Bid Price during the Pricing Period (93% x .363 = $.337)=$79,623.97

DEBENTURE AGREEMENT

On May 16, 2006, we entered into an agreement providing for the sale of $1,900,000 in principal amount of five-year convertible debentures (the " Debentures") to Dutchess. The Debentures bear interest at 12% per annum. The first $950,000 (less expenses) was funded immediately while the balance of $950,000 was irrevocably funded on May 22, 2006. Under the pricing formula set forth in the debentures, as subsequently amended, Dutchess may convert the convertible debentures into shares of our common stock any time at a fixed conversion price of $0.15.

INTEREST AND PAYMENTS

We will pay 12% annual coupon on the unpaid face amount of the Debenture. We are required to make payments as set forth in the table below.

CONVERTIBLE DEBENTURE

Interest and Payments:

	Balance	Balance with Interest	Payment Due	Applied to Principal	Applied to Interest	Applied to Redemption
5/15/2006	$1,900,000.00	$1,918,829.34	$18,829.34	$0.00	$18,829.34	$0.00
6/15/2006	$1,900,000.00	$1,918,829.34	$18,829.34	$0.00	$18,829.34	$0.00
7/15/2006	$1,900,000.00	$1,918,829.34	$18,829.34	$0.00	$18,829.34	$0.00
8/15/2006	$1,900,000.00	$1,918,829.34	$18,829.34	$0.00	$18,829.34	$0.00
9/15/2006	$1,900,000.00	$1,918,829.34	$208,263.53	$151,547.35	$18,829.34	$189,434.19
10/15/2006	$1,748,452.65	$1,765,780.12	$208,263.53	$152,748.84	$17,327.47	$190,936.05
11/15/2006	$1,595,703.80	$1,611,517.51	$208,263.53	$153,959.86	$15,813.71	$192,449.82
12/15/2006	$1,441,743.95	$1,456,031.88	$208,263.53	$155,180.47	$14,287.94	$193,975.59
1/15/2006	$1,286,563.47	$1,299,313.54	$208,263.53	$156,410.77	$12,750.07	$195,513.46
2/15/2006	$1,130,152.71	$1,141,352.72	$208,263.53	$157,650.81	$11,200.01	$197,063.52
3/15/2006	$972,501.20	$982,139.56	$208,263.53	$158,900.69	$9,637.67	$198,625.86
4/15/2006	$813,601.20	$821,664.14	$208,263.53	$160,160.48	$8,062.93	$200,200.60
5/15/2006	$653,440.73	$659,916.44	$208,263.53	$161,430.25	$6,475.71	$201,787.82
6/15/2006	$492,010.47	$496,886.39	$208,263.53	$162,710.09	$4,875.91	$203,387.62
7/15/2006	$329,300.38	$332,563.81	$208,263.53	$164,000.08	$3,263.42	$205,000.10
8/15/2006	$165,300.30	$166.938.45	$208,263.53	$165,300.30	$1,638.16	$206,625.37
9/15/2007	$0.00	$0.00

Until the registration statement covering the shares issuable under the debenture is declared effective, we are required to make cash payments on the debenture; the first four months consisting of interest-only payments. Beginning September 15, 2006, we will pay $208,263.53 per month to amortize the debenture. We expect to make these payments with proceeds from cash flow from operations. In addition, we expect to receive payments from certain debt owed to us in the form of promissory notes, the proceeds of which will be used to repay a significant portion of the debenture. There is no prepayment penalty. After the registration statement is declared effective, Dutchess may elect, at its option, to convert all or a portion of the debenture at the fixed conversion rate of $0.15 per share.

Subsequent to the effective date of this registration statement, Dutchess can either request a payment as set forth in the table above to elect to convert a portion of the Debenture in an amount equal to the payment amount.

We have agreed that if we obtain any financing from a third party other than Dutchess, any amounts in excess of $1,000,000 raised in such financing will be used to redeem the debenture. We have agreed not to enter into a merger or transfer all or substantially all of our assets to any person, unless such person assumes in writing our obligations under this debenture

CONVERSION

Dutchess may convert the face amount of the Debenture, plus accrued interest, in whole or in part by giving us written notice. The fixed conversion price is $.15. No fractional shares will be issued on conversion. In addition, in the event that any portion of the Debenture remains outstanding on the Maturity Date, such outstanding amount shall be automatically converted into shares of our common stock. In the event that we do not make delivery of the common stock as instructed by Dutchess, we shall be obligated to pay to Dutchess 3% in cash of the dollar value of the Debentures being converted, compounded daily, per each day after the 4th business day following the conversion date that the Common Stock is not delivered to Dutchess.

The number of shares included in this Registration Statement with respect to the convertible debentures is 12,666,667, based upon a fixed conversion price of $.15.

EVENTS OF DEFAULT

We will be considered in default with respect to all convertible debentures if any of the following events occurs:

(a)
We , do not make timely Payment or Conversion, in whole or in part, necessary to cover the principal, interest or other sum due on the Maturity Date, Conversion Date, upon redemption, or otherwise described herein; or;

(b)	We do not Payment in cash for period of three (3) days when due as described in this Agreement; or,
(c)
Any of our representations or warranties contained in the Transaction Documents or the Debenture were false when made or we fail to comply with any of our other agreements in the Transaction Documents and such failure continues for a period of five (5) business days; or

(d)
Pursuant to or within the meaning of any Bankruptcy Law; (i) we commence a voluntary case; (ii) we consent to the entry of an order for relief against us in an involuntary case; (iii) we consent to the appointment of a Custodian or for all or substantially all of our property; or (iv) we make a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against us in an involuntary case; (B) we appoint a Custodian of the Company or for all or substantially all of our property or (C) we order the liquidation ot the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; or

(e)
Our Common Stock is suspended or no longer is listed on any recognized exchange including electronic over-the-counter bulletin board (“Principal Market”) for in excess of three (3) consecutive Trading Days. Failure to comply with the requirements for continued listing on a Principal Market for a period of five (5) trading days; or notification from a Principal Market that the Company is not in compliance with the conditions for such continued listing on Such Principal Market; or

(f)	If we breach any covenant or condition of the Transaction Documents, and such breach, if subject to cure, continues for a period of five (5) business days; or
(g)	The Registration Statement underlying the Debenture is not declared effective by the SEC within twelve (12) months of the Issuance Date; or,
(h)
The management, insiders, or affiliates of the Company, whether individually or as a group, fail to comply with the Leak-Out agreements which limit their ability to effect open market sales of their Common Stock in an aggregate amount equal to one and forty-three hundredths percent (1.43%) of the total weekly volume in the Common Stock.

In the Event of Default, Dutchess may among other things:

(a) elect to secure a portion of our assets in pledged collateral;

(b) elect to garnish revenue from us in an amount that will repay the Holder on the payment schedule set forth above;

(c) exercise its right to increase the face amount of the Debenture by ten percent (10%) as an initial penalty and for each Event of Default under the Debenture;

(d)	elect to increase the face amount by two and one-half percent (2.5%) per month (pro-rata for partial periods) paid as a penalty for liquated damages which will be compounded daily;

In the Event of Default, Dutchess may not convert based on any “floorless” provisions. The lowest price that Dutchess may convert is $.l5.

LIMITATION ON AMOUNT OF CONVERSION AND OWNERSHIP

The Debentures provide that Dutchess shall not be entitled to convert that amount of the Debentures into common stock, which when added with the sum of the number of shares beneficially owned by Dutchess would exceed 4.99% of the number of shares of our common stock outstanding on the conversion date.

Warrant Agreement

We granted Dutchess a warrant to purchase up to 3,166,667 shares of our common stock. The warrant is immediately exercisable and expires in May 2011. The fixed exercise price is $.15 per share. This agreement contemplates that shares will be issued with no legends.

Dutchess may exercise the warrant at any time by delivering to us a notice of its election to exercise all or a portion of the warrant. Dutchess may pay the exercise price by delivering immediately available funds to us. However, if after 12 months there is no effective registration statement registering the resale of the warrant shares, Dutchess may exercise the warrant by means of a “cashless exercise.” In such an event, we must issue to Dutchess the number of warrant shares determined as follows:

X = Y * (A-B) ÷ A

where:

X = the number of warrant shares to be issued to Dutchess.

Y = the number of warrant shares with respect to which the warrant is being exercised.
A = the average closing bid price of our common stock for the five trading days immediately prior to the date of exercise.
B = the exercise price.
Dutchess is limited in the amount of the warrant it may exercise. In no event is Dutchess entitled to exercise any amount of the warrant in excess of that amount upon exercise of which the sum of (1) the number of shares of common stock beneficially owned by Dutchess, and (2) the number of warrant shares issuable upon the exercise of any warrants then owned by Dutchess, would result in beneficial ownership by Dutchess of more than 9.9% of the outstanding shares of our common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "EXCS".

Our common stock was first cleared for trading on the NASD OTC bulletin board on February 17, 2006 under the ticker symbol "EXCS" and has been trading since that time.

High ($)   Low ($)
-----------  -----------
2006
First Quarter                                             $.55                       $.33
Second Quarter                                        $.52                       $.29

Holders

As of May 19, 2006, there were 22,599,155 shares of common stock outstanding. As of May 19, 2006, there were approximately 79 record holders of common equity. The number of shareholders of record does not include beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividends

We have not declared any dividends on our common stock and we do not expect to declare dividends in the foreseeable future since we intend to utilize our earnings, if any, to finance our future growth, including possible acquisitions.

Transfer Agent

The Transfer Agent and Registrar for the Company's common stock is First American Stock Transfer. Its address is 706 East Bell Road, Suite 202, Phoenix, AZ, 85022 and its telephone number at that location is 602-485-1346.

Equity Compensation Plans

As of March 31, 2006, the Company had no equity compensation plans in place.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this prospectus. For this purpose, any statements contained in this prospectus, which are not statements of historical fact, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.

The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and the other information included in this Annual Report on Form 10-KSB.

Overview

We have three lines of business including water sports, snow sports and licensed as well as branded apparel.

Our water sports products include wetsuits, vests, rash guards, wake skates and a line of high performance watersports shoes. Our wetsuits, vests and rash guards are marketed under the "Execute Sports" brand, as well as through private label relationships. Our wake skates and shoes are both marketed under the "Kampus" brand.

The Company markets its Execute Sports and Kampus products through a network of independent dealers located throughout the United States, and through distributors representing dealers in Europe, Australia, South Africa, Asia and other international markets. The "Execute Sports" and "Kampus" brand names have existed for two years and we believe they are becoming widely recognized and respected names in the watersports markets - specifically, amongst wakeboard and wakeskate consumers.

Our snow sports products include snowboards, related accessories and apparel marketed under the "Academy" brand. The Company's "Academy" snowboard brand is marketed to the specialty retail and pro shop markets throughout North America and in 15 countries worldwide.

We also own and maintain the exclusive worldwide license to produce, market and distribute apparel under the "EagleRider" brand name, and operate an eCommerce store under the domain name www.eagleridergear.com. We have licensed the apparel and merchandising rights from Eagle Rider, Inc. the world's largest Harley Davidson and power sports rental and tour company,

Key to the extension of its brands, and the acceptance of its products in the marketplace is the Company's aggressive marketing strategy which consists in aligning its brand with leading snowboard, wakeboard, wake skate and motocross athletes. In doing so, the Company establishes brand credibility amongst its target consumer base and provides its distributors with a greater ability to push its products through their channels.

We received gross proceeds of $1,246,550 in from October 13, 2005 through January 3, 2006, through the sale of 3,561,570 shares of common stock at $0.35 that were included in our SB-2 registration statement, which was declared effective by the Securities and Exchange Commission on October 12, 2005. We have received $430,000 in February through March, 2006 for secured promissory notes. We have also received $100,000 on March 3, 2006 through the sale of a warrant to purchase 400,000 shares of restricted common stock to a strategic investor and business partner to the Company.

We need additional capital to fund our operations through December 31, 2006, at which time we may seek to raise additional financing. We are required, under the terms of the promissory notes issued in February through March 2006 to pay annual interest of 9% to 12%. The promissory notes are secured by 1,720,000 shares of our common stock.

Our ability to raise capital may be affected by several factors including but not limited to our defaults under our debt payable and a lack of liquidity of our common stock. The Dutchess Capital transaction documents provide limitations on the percentage of stock Dutchess will hold at particular times and in no event may Dutchess hold greater than 4.9% of the outstanding common stock of the Company. Consequently, if Dutchess cannot sell our shares due to the lack of liquidity in our common stock, our ability to be able to obtain money from
Dutchess Capital for acquisitions or to pay down our current debt may be hindered or limited. Additionally our ability to raise capital outside of the Dutchess transaction may be affected by our minimal revenues, the losses that we incur and our stockholders equity.

Critical Accounting Policies

The Company's discussion and analysis of its results of operations, financial condition and liquidity are based upon the Company's financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may materially differ from these estimates under different assumptions or conditions. On an on-going basis, the Company reviews its estimates to ensure that the estimates appropriately reflect changes in its business.

Inventories

Inventories are valued at the lower of cost or market and primarily consist of wetsuits, sticker kits and related accessories. Cost is determined using the average cost method. The inventory balance reflects management's estimate of net realizable value. Management performs periodic assessments based on our understanding of market conditions and forecasts of future product demand to determine the existence of obsolete, slow moving and non-salable inventories, and records the necessary adjustment at the time of assessment directly to the statement of operations to reduce such inventories to their net realizable value. If the actual amount of obsolete inventory significantly exceeds the inventory balance, the Company's costs of goods sold and gross profit and resulting net income or loss would be significantly adversely affected.

Revenue recognition

The Company recognizes revenue when the product is shipped. At that time, the title and risk of loss transfer to the customer, and collectability is reasonably assured. Collectability is evaluated on an individual customer basis taking into consideration historical payment trends, current financial position, results of independent credit evaluations and payment terms. Additionally, an estimate of product returns are recorded when revenue is recognized. Estimates are based on historical trends taking into consideration current market conditions, customer demands and product sell through. If actual sales returns significantly exceed the recorded estimated expense, the Company's sales would be adversely affected.

Allowance for doubtful accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. An estimate of uncollectible amounts is made by management based upon historical bad debts, current customer receivable balances and aging, the customer's financial condition and current economic conditions. If a significant number of customers with significant receivable balances in excess of the allowance fail to make required payments, the Company's operating results would be significantly adversely affected. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to the valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. The Company generally does not require collateral.

Product Warranty

The Company's Watersports products, which carry a ninety-day warranty. Warranty costs are charged against sales in the period products are sold as a reduction in the selling price. Historically, warranty costs have been less than 1% of sales. In estimating its warranty obligations, the Company considers various relevant factors, including the Company's stated warranty policies, the historical frequency of claims, and the cost to replace or repair the product.
If the actual amount of warranty claims significantly exceeds the estimated expense, the Company's costs of goods sold and gross profit and resulting net income or loss would be significantly adversely affected.

Income taxes

On November 1, 2004, the Company legally amended its Articles of Incorporation to make the transition from an S-Corporation to a C-Corporation. Prior to that the S Corporation was not a tax paying entity for federal or state income tax purposes and thus no provision for income taxes was recognized. The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has recorded a valuation allowance for the full amount of the net deferred tax asset because of uncertainties as to the amount of taxable income that would be generated in future years.

Results of Operations

Twelve Months Ended December 31, 2005 And 2004

Revenue

During the twelve months ended December 31, 2005 the Company had revenue of $1,389,163 compared to $1,384,188 for the twelve months ended December 31, 2004. The increase in net sales was the result of adding distribution for our motorcycle products in Sweden and Australia and adding distribution for our water sports products in Japan.

Gross Profit

Gross profit for the twelve months ended December 31, 2005 and 2004 was $332,722 and $248,885 respectively. Improvement in annual gross profit is primarily due to the write-down of inventory in 2004 to the lower-of-cost-or-market.

Selling, General and Administrative Expenses

For the twelve months ended December 31, 2005 and 2004, total selling general and administrative expenses were $3,828,921 and $630,216, respectively. The twelve-month year-over-year increase of $3,198,705 was primarily due to an increase in stock based compensation for professional services, founders and key employees. In addition, SG&A increased to support increasing demand for the Company's products as well as entrance into new product lines.

Other Income and Expense

Interest expense for the twelve months ended December 31, 2005 and 2004 was $70,389 and $159,161 respectively. The twelve-month year-over-year decrease was due to the renegotiation of notes in 2004 from 2% monthly interest to 2% annual interest in addition to the settlement of notes in exchange for the Company's common stock.

FINANCIAL CONDITION

From inception to December 31, 2005, we incurred an accumulated deficit of $4,546,089, and we expect to incur additional losses for the foreseeable future. This loss has been incurred through a combination of selling and operating expenses related to expensing of stock, as well as in support of our plans to expand sales and distribution channels, as well as to develop new products.

We have financed our operations since inception primarily through a combination of debt and equity financing. During the twelve months ended December 31, 2005 we had a net increase of cash of $365,981. Total cash resources as of December 31, 2005 were $371,135, compared with $5,154 at December 31, 2004.

Our available working capital and capital requirements will depend on numerous factors, including progress in our distribution and sales of our products, the timing and cost of expanding into new markets, the cost of developing new products, changes in our existing collaborative and licensing relationships, the resources that we devote to developing new products and commercializing capabilities, the status of our competitors, our ability to establish collaborative arrangements with other organizations, our ability to attract and retain key employees, our management of inventory and our need to purchase additional capital equipment.

The Company's Liquidity Plan

Recent operating results give rise to concerns about the Company's ability to generate cash flow from operations sufficient to sustain ongoing viability. During 2005 the Company's cost control strategies focused on managing general and administrative expenses through keeping headcount growth to a minimum, amongst other things, and maintaining a focused marketing and sales strategy that leverages existing channel partnerships.

In September, 2004 we commenced a private placement to sell up to 7,000,000 shares at a per share cost of $.25. We closed the financing on May 27, 2005 accepting no further subscription agreements pursuant to the September 2004 private placement offering, and have received proceeds of $729,500 in connection with the financing.

On December 26, 2005, the Company began offering stock pursuant to its SB-2 registration statement declared effective by the Securities and Exchange Commission on December 11, 2005. Pursuant to the terms of the Offering, the Company is offering to certain investors up to 3,571,428 shares of the Company's common stock for consideration of $0.35 per share. As of December 31, 2005, the Company has received $1,246,550 in proceeds.

Management is currently in the process of seeking additional equity financing with potential investors. There can be no assurance that such additional financing will be obtained. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's need to raise additional equity or debt financing and the Company's ability to generate cash flow from operations will depend on its future performance and the Company's ability to successfully implement business and growth strategies. The Company's performance will also be affected by prevailing economic conditions. Many of these factors are beyond the Company's control. If future cash flows and capital resources are insufficient to meet the
Company's commitments, the Company may be forced to reduce or delay activities and capital expenditures or obtain additional equity capital. In the event that the Company is unable to do so, the Company may be left without sufficient liquidity.

Outlook for Our Business

Due to strong secular trends in the action sports and power sports markets, we have experienced significant revenue growth since 2002. We anticipate continued revenue growth in the future due to our planned expansion of products, distribution channels and our acquisition strategy. We intend to grow our product lines going forward primarily through the use of existing cash flow. In addition, we anticipate that we will raise additional capital through equity financing, and intend to use proceeds from these additional financing rounds to expand out product lines. We do not anticipate that significant capital resources will be required to expand our distribution channels. We believe that our existing relationships with athletes, vendors and manufacturers will be sufficient to provide opportunities to enter into new markets and add new distributors. We do however, intend to finance our acquisition strategy going forward through additional rounds of equity financing as well as through the use of our stock. If we fail to raise additional capital, our ability to implement additional businesses that are a strategic fit to our own will be negatively impacted.

Our revenue has grown from $337,258 in 2002 to $1,384,188 in 2004 and $1,389,163 in 2005. Our revenue growth has been and will continue to be dependent, in part, on our ability to increase production and respond efficiently to market demand for our products. In addition, we believe that continued revenue growth is dependent, in part, on growing our distribution channels and retail points of presence overseas.

We have increased our operating expenses to support the growth in our business and to develop and market our products. Our wetsuit and graphics products are our largest expenses and have increased as our revenue has increased. Our personnel expenses are our next largest expense and consist of salaries, commissions, benefit plans and other payroll costs. We intend to hire additional personnel primarily in the areas of sales and marketing to support our anticipated growth.

Off-Balance Sheet Arrangements

At December 31, 2005 the Company had no obligations that would qualify to be disclosed as off-balance sheet arrangements.

Contractual Obligations

Operating lease obligations: Operating lease obligations consist of office rental commitment for the Company's offices in San Clemente, California. The lease extends through December 31, 2006 at a rate of $7,216 per month as follows:

Year Ended December 31,
------------------------------------------
2006     28,864
2007     n/a
2008     n/a
2009     n/a
2010     n/a
     -------
                     $28,864
------------------------------------------

Inflation

Although the operations of the Company are influenced by general economic conditions, the Company does not believe inflation had a material effect on the results of operations during the year ended December 31, 2005. However, there can be no assurance the Company's business will not be affected by inflation in the future.

BUSINESS

We have three lines of business including water sports, snow sports and licensed as well as branded apparel.

Our water sports products include wetsuits, vests, rash guards, wake skates and a line of high performance watersports shoes. Our wetsuits, vests and rash guards are marketed under the "Execute Sports" brand, as well as through private label relationships. Our wake skates and shoes are both marketed under the "Kampus" brand.

The Company markets its Execute Sports and Kampus products through a network of independent dealers located throughout the United States, and through distributors representing dealers in Europe, Australia, South Africa, Asia and other international markets. The "Execute Sports" and "Kampus" brand names have existed for two years and we believe they are becoming widely recognized and respected names in the watersports markets - specifically, amongst wakeboard and wakeskate consumers.

Our snow sports products include snowboards, related accessories and apparel marketed under the "Academy" brand. The Company's "Academy" snowboard brand is marketed to the specialty retail and pro shop markets throughout North America and in 8 countries worldwide.

We also own and maintain the exclusive worldwide license to produce, market and distribute apparel under the "EagleRider" brand name, and operate an eCommerce store under the domain name www.eagleridergear.com. We have licensed the apparel and merchandising rights from Eagle Rider, Inc. the world's largest Harley Davidson and power sports rental and tour company,
Key to the extension of its brands, and the acceptance of its products in the marketplace is the Company's aggressive marketing strategy which consists in aligning its brand with leading snowboard, wakeboard, wake skate and motocross athletes. In doing so, the Company establishes brand credibility amongst its target consumer base and provides its distributors with a greater ability to push its products through their channels.

SUMMARY OF CORPORATE HISTORY

Execute Sports, Inc. (the "Company") was founded in 2002 as Padova International USA, Inc. to produce graphics kits and ancillary soft goods for the motocross, enduro and ATV markets.

In 2003, the Company launched its water sports division under the "Execute Sports" brand to provide wetsuits, vests, rash guards and ancillary products to the wake board and ski markets.

Over the past few years, we have established distribution for its products throughout North America, Europe, Australia, South Africa and into Asia with customers including Dick's Sporting Goods, GI Joes, Galyans, Bass Pro and Big 5 Sporting Goods.

In 2005, we entered into a worldwide apparel licensing agreement with Eagle Rider, the world's largest Harley Davidson rental and tour company to provide Eagle Rider with apparel and soft goods to its 35 franchises throughout North America and Europe.

Also in 2005, we expanded our commitment to the action sports industry by entering into a letter of intent to acquire Pacific Sports Group, Inc., ("PSG") which owns and operates Academy Snowboards, Kampus Wakesk8s and Kampus Wake Shoes and Collective Development Bags and Bindings.

In January, 2006, we consummated the PSG acquisition and have welcomed Academy, Kampus, and Collective Development into the Execute Sports family.

The Company has headquarters in San Clemente, California with offices in Oceanside, California.

WATERSPORTS BUSINESS

Execute Sports produces a line of US Coast Guard approved vests, wetsuits and rash guards that are designed specifically for action water sports. We continue to introduce leading technologies into our designs which include glide skin and segmented panels that provide for heightened water resistance and a more comfortable, flexible fit. In addition, our designs for 2006 feature women-specific and children-specific branding.

Our wetsuit line is distributed through Dicks' Sporting Goods, Galyan's, Bart's, GI Joes, Marine Max, Boater’s World, Big 5 and Bass Pro throughout North America. Our primary focus has been to establish our Execute Sports branded wetsuit line in the wakeboard and ski markets, which are typically more amenable to the distribution channels we have established than pro shops, which are dominated more by surf brands such as O'Neil, Body Glove, Rip Curl, Billabong and Quiksilver.

PSG established Kampus Wakesk8s in 2002 to help advance the wakeskate movement. In a short period, Kampus has been critically acclaimed by riders and the wake industry alike. Kampus' wakeshoe won the 12th Annual ISPO award in Europe for the best watersports product. In addition, we have entered into a production agreement with Jet Pilot (owned by Body Glove) to produce wakeshoes made by Kampus under the "Jet Pilot" brand.

Leading Shoe Technology - Kampus Drain System (KDS)

The patent-pending KDS drain system penetrates thru the insole liner, and releases onto the Lightweight EVA mid-sole, which has channeled drain passages to exit water freely. The soft rubber outsole provides excellent stick to Foam and Grip tape surfaces, thus keeping riders on their decks.

We think that the market opportunity for our wakeshoes extends well beyond the wakeboard market and into PWCs, boating, lifestyle and other related segments. We estimate that the watersports shoe market to be an annual $130 million global opportunity.

SNOW SPORTS BUSINESS

The Academy Snowboards collection was designed and developed for the progressive/advanced snowboarder. The entire line has been designed by our team - designed by riders for riders. Academy Snowboards are distributed through pro shops and specialty retailer market and is expanding to 13 countries in 2006 from 5 countries this past year.

Academy's growth strategy is driven by its pro and amateur teams which continue to garner strong visibility in the industry and amongst consumers. Most recently, Academy's team was selected by Transworld Magazine as "Best Team" and boasts Transworld Magazine's 2005 "Rider of the Year" award with Chad Otterstrom. Otterstrom also won the Gravity Game's rail jam and slopestyle competition in December 2005.

APPAREL BUSINESS

Apparel Program - Licensed & Branded

Our clothing, which includes t-shirts, fleece, bottoms, tops, jackets, board shorts, denim and outerwear, combines fashion, functionality and athletic performance. Our designs are infused with artistic elements that we believe differentiate our products from those of our competitors. We develop and introduce products that we believe set the industry standard for style and quality in each of our product categories. We seek to offer products that appeal to both action sports participants and those who affiliate themselves with the action sports lifestyle.

Branded Apparel - Execute Sports, Academy and Kampus Branded Apparel and
Ancillary Soft Goods

Our apparel strategy is to leverage our branding, exposure and appeal of our products in the action snow sports, water sports and power sports markets to extend our brand into a market opportunity to develop and produce branded apparel and ancillary soft goods. This strategy has been successfully proven out by other companies such as Oakley's which first established brand appeal of its sunglasses and was then able to successfully parlay that brand into t-shirts, sweatshirts, hats, watches, pants, shoes, purses, travel bags and back packs.

In addition to leveraging exposure of our snowboard, wakeskate, wetsuit and graphics product lines to develop branded apparel, we have entered into strategic relationships with certain specialty retailers (and have entered into letters of intent to purchase certain retailers in special circumstances) that cater to our target demographic which will enable us to leverage their existing floor space to offer our branded apparel.

We have defined 2 different customer groups. The first group includes the actual participants in action sports and the second group consists of people that are not regular active participants but those who wish to be associated with the action sports lifestyle. Our soft goods and apparel strategy is designed to broaden our brand's reach to the latter group of consumers that might not participate in action sports, but want to be associated with the lifestyle. These image conscious consumers are key to our Company's growth.

Execute Sports Inc. is a premier, branded consumer products company with targeting its "Execute Sports", "White Rapids" and "Water Skeeter" branded apparel, graphics kits, and sportswear to the Power Sports and Action Sports markets.

The Company derives its revenue primarily from the design, manufacturing and retail sales of its "Execute Sports" branded products into the waters sports and snow sports markets. In the water sports market, the majority of our revenue is from the sales of wetsuits, rash guards, life jackets and ancillary products to the wakeboarding and water skiing consumers. We also private label these products to select customers. In the snow sports market, the majority of our revenue is from the sales of Academy Snowboards.

Execute Sports intends to continue to leverage its existing operations and to complement and diversify its product offerings within the sporting goods and recreational products industries. As our cashflow and capital resources permit, we intend to expand our product lines in both water sports and in snow sports, and also to continue to respond to what we believe our customers want through the introduction of and diversification into new product lines. Our customer relationships are important to providing us with feedback in terms of how their end customer are responding to our products and also as to where they see demand increasing and decreasing in our markets. We intend to continue to leverage our customer's feedback to better position our product development strategies going forward.

In addition, through our sponsorship of leading athletes and high-profile events, and our participation in the target markets, we intend to identify and understand what the market trends are and we will also use that understanding to influence our product development strategies.

We intend to implement our internal growth strategy by continuing to improve operating efficiencies. For example, we will seek out distribution relationships that enable us to sell both water sports and motor sports products into their channels, as opposed to one or the other. We will also work to establish "private label" wholesale distribution relationships with customers whose products are complimentary to our own that will, in turn, allow us to sell our branded products into their channels. As noted above, we intend to extend our product offerings through new product launches and maximizing our extensive distribution channels. In addition, we will seek strategic acquisitions of other action sports companies with well-established brands and with complementary distribution channels.

Our ability to service and expand existing distribution channels both domestic and internationally, as well as open new distribution channels is key to our revenue growth. General economic and industry conditions could also affect our revenue performance.

Execute Sports Watersports

The Company's products are currently sold through an extensive network of independent dealers located throughout the United States, and through distributors representing dealers in Europe, South Africa, Australia and other international markets. To promote new dealerships and to service its existing dealer network, the Company also contracts on an independent basis with sales representatives throughout the United States to represent the Company and its products.

Through its direct efforts, as well as through independent sales representatives, Execute has established distribution to more than 200 retail stores in the United States, including Bass Pro, Marine Max, Big 5, Boater’s World, Galyan's, GI Joes, Bart's, Ski World, Performance, Ski Masters and Active. Worldwide, Execute relies on strategic distribution partnerships to establish retail channels. Management believes the Company's relationship with its distributors will be a major strength.

The Company utilizes exclusive distributors outside the United States to take advantage of their knowledge and experience in their respective markets and to increase market penetration of the Company's products. Each distributor is subject to a distribution agreement that stipulates an exclusive territory for a term ranging from one to three years with specified minimum sales and service requirements for their territory.

Academy Snowboards

Academy's snowboards are distributed to the pro shop and specialty retailers throughout North America and 8 countries throughout Europe. The Company's sales and distribution strategy is to continue to penetrate this specialty market and to create a demand for our products that is sustainable at the "big box" or "mass retailer" level.

Our consumer base is extremely image and brand conscious and it is critical for the longevity and longer-term growth of our brand in the snowboard market that we not be perceived as "selling out" the brand or undermining our "specialty" retailer base. A perfect case study for the sales and distribution model that we are implementing with Academy is Volcom, which, over the past decade has grown from a "grass roots", "specialty" brand to a brand that is now in high demand both at the "specialty" level and at the "mass retailer" level.

COMPETITION

Execute's competition varies along its product lines. The sporting goods products, recreational products, footwear and apparel markets are generally highly competitive, with competition centering on product innovation, performance and styling, price, marketing and delivery. Competition in these products (other than for active wear) consists of a relatively small number of large producers, some of whom have greater financial and other resources than Execute. A relatively large number of companies compete for sales of active wear. While Execute believes its increasingly well-recognized brand names, low cost China manufacturing and sourcing base, established distribution channels and reputation for developing and introducing innovative products have been key factors in the successful introduction and growth of its sporting goods and other recreational products, there are no significant technological or capital barriers to entry into the markets for many sporting goods, recreational products, footwear and apparel. These markets face competition from other leisure activities, and sales of leisure products are affected by economic conditions, weather patterns and changes in consumer tastes, which are difficult to accurately predict.

EMPLOYEES

We currently have ten full time employees. Currently, there exists no organized labor agreements or union agreements between our employees and us. We believe that our relations with our employees are good.

We have entered into consulting agreements with a variety of industry professionals which call for the introduction by them to potential marketing partners that may be interested in distributing our products to their customers.

DESCRIPTION OF PROPERTY

Our administrative offices are primarily located in San Clemente, California. The Company does not own any real property. The following information presents certain information about our leased properties:

             Location           Approximate Square              Date Current   Monthly Rent
                                        Feet                            Lease Expires
=====================================================================================
606 Cassidy Street                900 sq. ft.                   month-to-month                   US$1,395
Suite C
Oceanside, CA 92054

1294 Puerta Del Sol
Suite 150
San Clemente, CA 92673   8,883 sq. ft.               December 31, 2006                   US$7,216

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

In Compliance With Section 16(a) Of The Exchange Act As of May 19, 2006, our executive officers, directors and key employees, their positions and their ages are as follows:

DIRECTORS AND EXECUTIVE OFFICERS

Name                               Age   Position
----------------------            ------  ------------------------

Todd M. Pitcher              37    President and Director

Sheryl Gardner                 46    CFO and Principal Accounting Officer

Geno Apicella                   41    VP (Chain Store Accounts)

Craig Washington           43    Chairman

Benedict Amendolara      47   Director

EXECUTIVE OFFICERS AND DIRECTORS

Todd M. Pitcher was appointed President and Secretary on December 16, 2005. Mr.
Pitcher is currently and has served as the Chairman of Superclick, Inc., a publicly traded provider of IP management solutions since 2003. From 2002 through 2003, Mr. Pitcher served as President of 4Dcard, Inc., a multi-media marketing company to the action sports market. From 2000 to 2002, Mr. Pitcher was a principal of InverSel, a full-service consulting firm providing business development and other related corporate services to client companies. Mr. Pitcher has several years experience in the investment banking, business consulting and equity research, serving as Director of Equity Research at Equity Securities in Golden Valley, Minnesota and several other regional investment banking firms. Mr. Pitcher has a B.A. in Philosophy from the University of
California at Berkeley and has attended graduate school at the University of California at Santa Barbara and Claremont Graduate School.

Sheryl Gardner completed her education at the University of Alabama, Tuscaloosa in 1985. Sheryl brings more than two decades experience and expertise in contract and forensic accounting.

Geno Apicella was graduated from San Francisco State University in 1983. He was the Executive Vice President of Zakk Sports from 1994 through 2001 and has been employed by Execute Sports (formerly Padova International USA, Inc.) since 2001 Geno's innovative designs in wetsuits and ski vests are currently present in the marketplace today. He is responsible for the marketing, design and distribution for all watersports products at the company.

Craig Washington is a licensed CPA and Real Estate Broker. Prior to founding the real estate firm where he is currently a principal, Washington Realty Group, in 2000, Mr. Washington served as an accountant at Arthur Anderson. Mr. Washington was graduated from San Francisco State University in 1984.

Benedict Amendolara is currently a professor at the Fashion Institute of Design and Merchandising in Los Angeles.

16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, no officers, directors, beneficial owners of more than ten percent of any class of our equity securities registered pursuant to section 12 of the Exchange Act or any other person subject to Section 16 of the Exchange Act with respect to us, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, which ended December 31, 2005.

BOARD COMMITTEES

Audit Committee

We do not have an Audit Committee. Our board of directors performs some of the same functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls.

Compensation Committee

We do not have a Compensation Committee. Our board of directors perform some of the same functions of a Compensation Committee, including setting executive officer compensation.

Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors performed some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee at this time, however, our Board of Directors intend to continually evaluate the need for a Nominating Committee.

Code of Ethics

Our board of directors has established a code of ethics that applies to our principal executive, financial and accounting officer(s). A copy of our code of ethics has been made Exhibit 14.1 to our initial SB-2 Registration Statement filed with the SEC on June 16, 2006.

EXECUTIVE COMPENSATION

The following table sets forth, for the last three fiscal years, the compensation earned for services rendered in all capacities by our chief executive officer, chief financial officer and the other highest-paid executive officers serving as such at the end of 2005 whose compensation for that fiscal year was in excess of $100,000. The individuals named in the table will be hereinafter referred to as the "Named Officers." No other executive officer of Execute Sports, Inc. received compensation in excess of $100,000 during fiscal year 2005.

SUMMARY COMPENSATION TABLE
Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Todd M. Pitcher, President and Secretary	2006 2005 2004	$72,000 $6,000 --	-- -- --	-- -- --	-- $75,000 --	-- 300,000 --	-- -- --	-- -- --
Sheryl Gardner CFO	2006 2005 2004	$72,000 $72,000 --	-- -- --	-- -- --	-- $100,000 --	-- -- --	-- -- --	-- -- --
Geno Apicella VP Chain Store Sales	2006 2005 2004	$96,000 $72,000 --	-- -- --	-- -- --	-- $550,000 --	-- -- --	-- -- --	-- -- --
Donald Dallape(1) Chief Executive Officer	2006 2005 2004	$74,000 $132,000 --	-- -- --	-- -- --	-- $550,000 --	-- -- --	-- -- --	-- -- --

(1) Mr. Dallape no longer serves as Chief Executive Officer of the Company.

Option Grants in Last Fiscal Year; Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

On December 13, 2005, pursuant to an Employment Agreement and in anticipation of approval of the Stock Incentive Plan, the Company awarded its Product Manager, Duane Pacha a non-qualified stock option to purchase 300,000 shares of common stock of the Company at an exercise price of $.35 per share with an expiration date of December 12, 2015. The options vest and become exercisable at a rate of 12,500 per month over a twenty-four month period.

On December 13, 2005, pursuant to an Employment Agreement and in anticipation of approval of the Stock Incentive Plan, the Company awarded its Marketing Director, Jeff Baughn a non-qualified stock option to purchase 300,000 shares of common stock of the Company at an exercise price of $.35 per share with an expiration date of December 12, 2015. The options vest and become exercisable at a rate of 12,500 per month over a twenty-four month period.

On December 15, 2005, pursuant to an Employment Agreement and in anticipation of approval of the Stock Incentive Plan, the Company awarded its President, Todd Pitcher a non-qualified stock option to purchase 300,000 shares of common stock of the Company at an exercise price of $.35 per share with an expiration date of December 14, 2015. The options vest and become exercisable at a rate of 12,500 per month over a twenty-four month period.

Long Term Incentive Plan Awards

No long-term incentive plan awards were made to any of our executive officers during the last fiscal year

COMPENSATION OF DIRECTORS

On January 2, 2006, the Company's board of directors approved the 2006 Non-Employee Director's Stock Incentive Plan subject to shareholder approval.
The Stock Incentive Plan provides for the issuance of Options, Restricted Stock, and/or Deferred Stock to an Awardee. The total number of shares of Common Stock, which may be awarded under the Plan is 1,500,000. If any awarded shares are forfeited, they become available for future issuance. An annual aggregate limit of 300,000 shares (including Options, Restricted Stock, and Deferred Stock) is set for any individual Director.

The Stock Incentive Plan shall have a duration of ten years commencing on January 1, 2006. Awardees are defined as director to whom an award is made. An eligible director is any person who on the date of grant is a member of the Board of Directors of the Company and is not an employee of the Company or of any Subsidiary. Stock Options are non-qualified right-to-buy Options for the purchase of Common Stock of the Company. The term of each Option shall be ten years from the Date of Grant. The Option Price shall be the Fair Market Value of Execute Sports, Inc. Common Stock on the date the Option is granted. Under no circumstances shall any Option vest in less than one year from the date of grant. Shares purchased upon exercise of an Option must be paid for in full at the time of exercise either in cash or with currently owned shares. Neither the Committee on Directors and Governance nor the Board of Directors may re-price any Option that is less than the option exercise price. Restricted Stock is Common Stock of the Company restricted as to sale in such fashion as the Committee on Directors and Governance shall determine. Prior to the lifting of the restrictions, the Awardee will be entitled to receive dividends from and to vote the shares of Restricted Stock.

Executives' Compensation Policies

Compensation of our executives is intended to attract, retain and award persons who are essential to the corporate enterprise. The fundamental policy of our executive compensation program is to offer competitive compensation to executives that appropriately rewards the individual executive's contribution to corporate performance. The board of directors utilizes subjective criteria for evaluation of individual performance and relies substantially on our executives in doing so. The Board focuses on two primary components of our executives' compensation program, each of which is intended to reflect individual and corporate performance: base salary and long-term incentive compensation.

Executives' base salaries are determined primarily by reference to compensation packages for similarly situated executives of companies of similar size or in comparable lines of business with whom we expect to compete for executive talent and with reference to revenues, gross profits and other financial criteria. The Board also assesses subjective qualitative factors to discern a particular executive's relative value to the corporate enterprise in establishing base salaries.

It is the Board's philosophy that significant stock ownership by management creates a powerful incentive for executives to build long-term shareholder value. Accordingly, the board believes that an integral component of executive compensation is the award of equity-based compensation, which is intended to align executives' long-term interests with those of our shareholders. The board believes that option grants should be considered on an annual basis.

Employment Agreements with Executive Officers

Execute Sports, Inc. has executed employment agreements executive officers. Below is a summary of the major terms of these employment agreements.

EMPLOYMENT AGREEMENTS

Todd Pitcher, President. Mr. Pitcher's employment with us is governed by an employment agreement which provides for a base salary at the rate of seventy two thousand ($72,000.00) per year under employment. In addition, the Company may also provide Mr. Pitcher with bonuses in cash or other compensation.

Sheryl Gardner, CFO. Ms. Gardner's employment with us is governed by an employment agreement which provides for a base salary at the rate of seventy two thousand ($72,000.00) per year under employment. In addition to her base salary, Mrs. Gardner has been granted 400,000 shares of the Company's restricted common stock. The Company may also provide Ms. Gardner with bonuses in cash or other compensation.

Geno Apicella, Vice-President of Watersports. Mr. Apicella's employment with us is governed by an employment agreement which provides for a base salary at the rate of ninety six thousand ($96,000.00) per year under employment. In addition to his base salary, Mr. Apicella has been granted 2,500,000 shares of the Company's restricted common stock. The Company may also provide Mr. Apicella with bonuses in cash or other compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have described below transactions in the last two years between Execute Sports and an officer, director, 5% stockholder or any of their immediate family members that have been entered. For information about compensation paid in connection with employment or Board service for Named Officers and directors, see "Executive Compensation" beginning on page __.

Related Party Transactions.

In 2003, the Company issued unsecured promissory Notes (the "Notes") bearing 2% interest per month to Don Dallape and Scott Swendener, two of our executive officers, each of whom was also one of our directors, who provided financing to our Company in the aggregate principle amount of $585,762.

In 2004, the Company issued additional unsecured promissory Notes (the "Notes") bearing 2% interest per month to Don Dallape and Scott Swendener who provided financing to our Company in the aggregate principle amount of $92,353.

Later in 2004, all of the Notes issued to Don Dallape and Scott Swendener were converted to outside, non-affiliated individuals to the Company. In February 2005, the Notes were renegotiated by the Company to bear 2% annual interest, and all unpaid back interest totaling $104,232 was converted to the Company's common stock at $.25 per share, or 4 shares for each unpaid $1.00 of interest.

In 2004, the Company entered into a Consulting Agreement with Todd M. Pitcher to provide business consulting services on an ongoing basis to the Company. Such services included the maintaining of corporate minutes and related administrative documentation, shareholder recordkeeping, debt restructuring and distribution of shareholder reports. Under the terms of the Agreement the Company paid Mr. Pitcher at a rate of $2,000.00 per month and a grant of 400,000 shares of the Company's restricted Common Stock.

During the three months ended March 31, 2006, 1,000,000 shares of common stock previously issued to the founders and president (300,000 Don Dallape, 300,000 Scott Swedener, 300,000 Geno Apicella and 100,000 Todd Pitcher) were voluntarily returned to the Company and cancelled by each shareholder in an effort to improve the Company’s capital structure. The shares were originally expensed as stock compensation expense for $0.25 per share, or $250,000 on April 1, 2005. The Company reclassified the par value, or $1,000 out of Common Stock and increased Additional-Paid-in-Capital in order to reflect the reduction in the legal value of the canceled shares.

During the three months ended March 31, 2006, the Company incurred $18,892 of expenses paid on its behalf by Comprehensive Communications LLC, a company wholly owned by the Company’s president, Todd Pitcher.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 19, 2006, by (i) each person known by us to be the beneficial ownership of more than 5 percent of the outstanding common stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 1294 Puerta Del Sol, Suite 150, San Clemente, CA 92673. .

Name	Shares Beneficially Owned	Percent of Class
Todd M. Pitcher	300,000	1.32%
Sheryl Gardner	556,000	2.46%
Geno Apicella	2,239,999	9.91%
Duane Pacha	863,876	3.82%
Jeff Baughn	863,876	3.82%
Craig Washington	52,142	*
Scott Swendener	2,237,114	9.89%
Donald Dallape	2,237,114	9.89%
All Officers and Directors as a Group (excluding Mssrs. Swendener and Dallape)	4,875,893	21.57%
(*) means less than 1.0%

DESCRIPTION OF SECURITIES

The following description of the Company's Certificate and Bylaws is only a summary of certain significant provisions of these documents and Nevada law. For a complete description of the rights and preferences of the capital stock of the Company, please contact the Company to review the Bylaw of the Company.

Authorized Capital Stock

The authorized capital stock of the Company consists of 75,000,000 shares, of which, 75,000,000 shares are common stock, $.001 par value per share (the"Common Stock") no Preferred Stock has been authorized or is outstanding. The authorized shares of Common Stock are available for issuance without further action by shareholders of the Company.

Common Stock

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights, if any of outstanding Preferred Stock. Upon the liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of the Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock, which the Company has or may designate and issue in the future.

Warrants

We have 528,571 "A" Warrants outstanding entitling the holder thereof the right to purchase one common share for each warrant held at a price of $.35 per share.

Convertible Securities

There are currently $1,900,000 worth of convertible debentures outstanding. On May 16, 2006, we entered into an agreement providing for the sale of $1,900,000 in principal amount of its five-year convertible debentures to Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, L.P. The convertible debentures bear interest at 12% per annum. The first $950,000 (less expenses) was funded immediately with an additional $125,000 to be funded immediately upon filing of the registration statement of which this prospectus forms a part. Dutchess may convert the convertible debentures into shares of our common stock any time at a fixed conversion price of $.15. Our obligation to repay the amounts outstanding under the convertible debentures is secured by substantially all of our assets. If not converted, the debentures are to be repaid in monthly installments until paid in full by September 15, 2007.

Indemnification of Officers and Directors

The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted under Nevada law. The Board of Directors are exploring the advisability of obtaining an insurance policy covering officers and directors for claims made that such officers and directors may otherwise be required to pay for or for which the Company is required to indemnify them, subject to certain exclusions.

Insofar as indemnification by the Company for liability arising under the Act may be permitted to director, officers and controlling persons of the Company pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

At present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Reports to Shareholders

We intend to furnish shareholders with annual reports containing audited financial statements and such other periodic reports as we may determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with periodic reporting, proxy solicitation and certain other requirements by the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains and Internet site that contains reports, proxy and information statements, and other information regarding us at the SEC website (http://www.sec.gov).

PLAN OF DISTRIBUTION

The selling stockholder, or its pledgees, donees, transferees, or any of its successors in interest selling shares received from the named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Although we have not been advised how the securityholders will dispose of their securities, they may sell the common stock by one or more of the following methods, without limitation:

o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

o Privately negotiated transactions;

o In connection with short sales of company shares;

o Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

o By pledge to secure debts of other obligations;

o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

o In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

Dutchess and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock are "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and

o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

o obtain financial information and investment experience objectives of the person; and

o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and

o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Name of selling shareholder	Common shares beneficially owned by selling shareholder before offering (1)	Percentage of outstanding shares beneficially owned before offering	Common shares issuable upon exercise of securities forming part of this offering	Shares registered in this offering	Beneficial ownership after this offering (2)
					# of shares	Percent (3)
Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund II, LP (4)	0	0%	50,833,333(5)	50,833,333	50,833,333	68.34%
Valley Financial Holdings Group (6)	400,000	1.76%	0	540,000	940,000	1.26%
Jason Sundar(7)	200,000	*	0	400,000	600,000	*
Total	600,000	2.65%	0	51,773,334	52,373,333	70.42%
* Denotes less than 1%
(1) Ownership as of January 6, 2006, for the selling stockholders based on information provided by the selling stockholders or known to us.
(2) Because the selling stockholders may offer all or only some portion of the shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholder upon termination of the offering. Accordingly, it is assumed that all of the shares of common stock offered pursuant to this prospectus will be sold, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.
(3) A total of 22,299,155 shares of common stock were issued and outstanding as of May 19, 2006.
(4) Michael Novielli and Douglas Leighton, the managing members of Dutchess Capital Management, LLC, the general partner of Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund II, LLP share dispositive and voting power with respect to shares held by Dutchess.
(5) Represents (i) 35,000,000 shares of common stock that potentially may be issued upon the draw down of $10,000,000 on our equity line, (ii) 12,666,667 shares of common stock that may be issued upon conversion of $ 1,900,000 convertible debenture at a fixed conversion price of $.15 per share, and (iii) 3,166,667 shares issuable upon exercise of warrants . Although we may issue more than 50,833,333 under the Investment Agreement, this figure represents the maximum number we are contractually bound to register herewith. The Debenture Agreements contain contractual restrictions on beneficial share ownership limiting Dutchess' beneficial ownership to 4.99%.
(6) Jan Archer is the managing member of Valley Financial Holdings. The 540,000 shares were issued on May 18, 2006 pursuant to a conversion of a promissory note to equity at a conversion price of $.25 per share.
(7) The 400,000 shares were issued on May 18, pursuant to a conversion of a promissory note to equity at a conversion price of $.25 per share.

LEGAL MATTERS

Michael L. Corrigan, attorney at law, will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements of Execute Sports, Inc. as of and for the year ended December 31, 2004 and for the quarter ended March, 31, 2005 appearing in the prospectus and registration statement have been audited by Bedinger & Company, independent accountants, to the extent and for the periods indicated in their report appearing herein, which report expresses an unqualified opinion and are included in reliance upon such report and upon authority of such Firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Execute Sports, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the
SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

Execute Sports, Inc.
(formerly Padova International U.S.A., Inc.)
Report on Audit of Consolidated Financial Statements
For the Years Ended December 31, 2005 and 2004

TABLE OF CONTENTS

PAGE
Report of Independent Registered Public Accounting Firm	F-1-2

FINANCIAL STATEMENTS
Consolidated Balance Sheet	F-3
Consolidated Statements of Operations and Accumulated Deficit	F-4
Consolidated Statement of Stockholders’ Equity	F-5
Consolidated Statements of Cash Flows	F-6
Supplemental Schedule of Non-Cash Investing and Financing Activities	F-7
Notes to the Financial Statements	F-8-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Execute Sports, Inc.

We have audited the accompanying consolidated balance sheet of Execute Sports, Inc. (the “Company”), as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive income (loss), and cash flows for the years ended December 31, 2005 and December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Execute Sports, Inc. as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive income (loss), and cash flows for the years ended December 31, 2005 and December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Board of Directors
Execute Sports, Inc.
Page Two

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management plans in regards to these matters are also described in Note N. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bedinger & Company
Certified Public Accountants
Concord, California
February 14, 2006

EXECUTE SPORTS, INC.
(formerly Padova International U.S.A., Inc.)
Consolidated Balance Sheet
December 31, 2005
December 31,
2005
ASSETS
CURRENT ASSETS
Cash	$ 371,135
Accounts receivable, net (Note B)	143,338
Inventory (Note C)	251,788
Prepaid expenses (Note D)	364,729
Loans receivable (Note E)	237,253

TOTAL CURRENT ASSETS	1,368,243

Fixed assets (Note F)
Cost	47,999
Accumulated Depreciation	(35,706)
Net	12,293

Goodwill (Note G)	1,288,577
Deposits	5,760

TOTAL ASSETS	$ 2,674,873

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses (Note H)	627,080
Customer deposits	25,262
Secured borrowings (Note B & I)	284,801
Notes Payable (Note J)	441,800
Related party notes payable (Note J)	75,466

TOTAL CURRENT LIABILITIES	1,454,409

COMMITMENT (Note K)	-

STOCKHOLDERS' EQUITY (Note L)

Common stock, par value $.001, 75,000,000 shares authorized
authorized; issued and outstanding 18,706,501 at December 31, 2005	18,702

Additional paid-in capital	4,958,951
Common stock payable/subscribed	788,900
Retained earnings <Deficit>	(4,546,089)

TOTAL STOCKHOLDERS' EQUITY	1,220,464

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 2,674,873

EXECUTE SPORTS, INC.
(formerly Padova International U.S.A., Inc.)
Consolidated Statements of Operations

	Years Ended
	December 31,
	2005	2004
REVENUES
Sales	$1,389,163	$1,384,188
Cost of sales	1,056,441	1,135,303
Gross profit	332,722	248,885

EXPENSES
General and administrative expenses	3,582,721	384,486
Selling and advertising	240,247	237,802
Depreciation expense	5,953	7,928
Total expense	3,828,921	630,216

Income (loss) from operations	(3,496,199)	(381,331)

OTHER INCOME AND EXPENSES
Interest income	11	-
Other expense	(3)	2
Interest expense	(70,389)	(159,161)
Total other income and expenses	(70,381)	(159,159)

NET INCOME (LOSS)	$(3,566,580)	$(540,490)

Weighted average shares outstanding	11,982,506	-

Earnings per share	$(0.298)

EXECUTE SPORTS, INC.
(formerly Padova International U.S.A., Inc.
Consolidated Statement of Stockholder's Equity
For the Years Ended December 31, 2005 and 2004

	Common Stock			Additional	Retained	Total
	Number of		Payable/	Paid-in	Earnings	Stockholder's
	Shares	Amount	Subscribed	Capital	<Deficit>	Equity

December 31, 2003					$(439,019)	$(439,019)

Shares Subscribed
(278,000 shares, $0.25 per share)			69,500			69,500
Shares payable for services
(400,000 shares, $0.25 per share)			100,000			100,000
Net loss					(540,490)	(540,490)
December 31, 2004	-	$-	$169,500	$-	$(979,509)	$(810,009)

Share subscriptions receivable				(5,130)		(5,130)
Shares subscribed for cash	2,918,000	2,918	(69,500)	726,582		660,000
Shares issued in connection with SB-2	3,061,570	3,057	105,000	1,068,494		1,176,551
Shares payable for services	12,310,000	12,310	(100,000)	3,065,190		2,977,500
Shares payable for accrued interest	416,931	417		103,815		104,232
Shares issued for acquisition			676,400			676,400
Shares to be issued for
director compensation			7,500			7,500
Net Loss					(3,566,580)	(3,566,580)
December 31, 2005	18,706,501	$18,702	$788,900	$4,958,951	$(4,546,089)	$1,220,464

EXECUTE SPORTS, INC.
(formerly Padova International U.S.A., Inc.)
Consolidated Statements of Cash Flows
For The Years Ended December 31, 2005 and 2004
	Years Ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,566,580)	$(540,490)
Adjustments to reconcile net loss
tonet cash used by operating activities:
Depreciation	18,510	7,929
Common stock payable for services	2,985,000	-
Common stock payable for accrued interest	104,232	100,000
CHANGES IN CURRENT ASSETS AND CURRENT
LIABILITIES:
(Increase) decrease in current assets:
Accounts receivable	(35,630)	(22,900)
Inventory	(140,047)	187,445
Prepaid expenses	(283,222)	(81,507)
Increase (decrease) in current liabilities:
Accounts payable and accrued expenses	168,663	157,593
Customer deposits	25,262	-
NET CASH USED FOR OPERATING ACTIVITIES	(723,812)	(191,930)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in goodwill	(1,288,577)	-
Loan proceeds to unaffiliated company	(237,253)	-
Acquisition of furniture and equipment	(12,556)	(6,406)
NET CASH USED FOR INVESTING ACTIVITIES	(1,538,386)	(6,406)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits	(2,200)	-
Shares payable for acqusition	676,400	-
Common stock subscribed	-	69,500
Issuance of common stock	1,831,421	-
Proceeds from notes payable	105,376	-
Repayment of notes payable	(178,376)	-
Proceeds from related party notes payable	28,016	29,038
Repayment of related party notes payable	(52,551)	-
Secured borrowings	220,093	64,708
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,628,179	163,246

NET INCREASE <DECREASE> IN CASH	365,981	(35,090)

CASH, beginning of period	5,154	40,244

CASH, end of period	$371,135	$5,154

SUPPLEMENTAL DISCLOSURE:

Taxes paid	$2,570	$1,088
Interest paid	$21,572	$108,576

Other non-cash investing and financing activities
Shares issued for services	$2,985,000	$-
Shares issued for accrued interest	$104,232	$-

Pacific Sports Group, Inc.
Balance Sheet
December 31, 2005
The Company acquired 100% of the outstanding stock of Pacific Sports Group, Inc. as further described in Note G & P. The fair value of the assets and liabilities of Pacific Sports Group, Inc. were as follows at December 31, 2005:

ASSETS
CURRENT ASSETS
Cash	$48,320
Accounts receivable	45,079
Inventory	38,368
Prepaid expenses	2,255
Prepaid services	25,000

TOTAL CURRENT ASSETS	159,022

Deposits	2,200

TOTAL ASSETS	$161,222

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	218,485
Customer deposits	25,262
Due to related entity	150,000
Secured borrowings	274,276
Notes Payable	105,376

TOTAL CURRENT LIABILITIES	773,399

COMMITMENT

STOCKHOLDERS' EQUITY

Common stock, zero par value, 30,000,000 shares
authorized; issued and outstanding 4,140,000 and 0 at
December 31, 2005 and 2004, respectively	-
Additional paid-in capital	35,000
Common stock payable	50,000
Retained earnings <Deficit>	(697,177)

TOTAL STOCKHOLDERS' EQUITY	(612,177)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$161,222

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Execute Sports, Inc. (formerly Padova International U.S.A., Inc.) (the Company) markets and sells water sports clothing and apparel and motorcycle accessories. The Company was certified as incorporated in the State of Nevada officially on March 13, 2002 and filed the Articles of Incorporation on January 30, 2002.

On March 3, 2005 the Company changed its name from Padova International U.S.A., Inc. (DBA Execute Sports) to Execute Sports, Inc.

Summary of Significant Accounting Principles

Basis of Presentation

The financial statements include the accounts of Execute Sports, Inc. (formerly Padova International U.S.A., Inc.) under the accrual basis of accounting.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts receivable

Accounts receivable are reported at the customers' outstanding balances less any allowance for doubtful accounts. Interest is not accrued on overdue accounts receivable. The Company evaluates receivables on a regular basis for potential reserve. During the year ended December 31, 2005, the allowance for doubtful accounts did not increase from $4,000 at December 31, 2004.

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable (Continued)

The Company has entered into a factoring agreement with JD Factors. In the agreement JD Factors will provide account receivable financing and factoring to the Company. JD Factors will purchase from the Company the accounts receivable and may pay a portion of the purchase price, or lend money to the Company based upon accounts receivable of the Company.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the average costing method. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.

Property and equipment

Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

Depreciation is provided using the 200% declining balance method. It is calculated over recovery periods as prescribed by management that range from 5 years for equipment to 7 years for furniture.

Long-lived assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition policy

Revenue from the sale of water sports clothing and apparel, and motorcycle accessories are recognized when the earning process is complete and the risk and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon the shipment to the customer.

Shipping and handling costs

The Company's policy is to classify shipping and handling costs as selling, general and administrative expenses.

Advertising

The Company expenses all advertising costs as incurred. For the years ended December 31, 2005 and 2004 the Company incurred approximately $50,212 and $90,000 in advertising expenses, respectively.

Loss per common share

The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic loss per share is calculated using the weighted average number of common shares outstanding in the period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using the “treasury stock“ method and convertible securities using the "if-converted" method. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Issuance of common stock

The issuance of common stock for other than cash is recorded by the Company at management’s estimate of the fair value of the assets acquired or services rendered.

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive loss

The Company adopted Financial Accounting Standards Board Statement of Financial Standards No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Income taxes

On November 1, 2004, the Company legally amended its Articles of Incorporation to make the transition from an S-Corporation to a C-Corporation. Prior to that the S Corporation was not a tax paying entity for federal or state income tax purposes and thus no provision for income taxes was recognized. Subsequent to the change the Company began recognizing the full valuation for deferred tax assets (See Note M).

Impact of accounting standards

In November 2004, the FASB issued SFAS 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4. The Statement amends the guidance of ARB No. 43, Chapter 4, Inventory Pricing, by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The adoption of SFAS 151 did not have any impact on the Company’s financial condition or results of operations.

In December 2004, the FASB issued a revision to SFAS 123 (revised 2004), Share-Based Payment. The revision requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. The statements eliminates the alternative method of accounting for employee share- based payments previously available under APB 25. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. The Company does not believe that this recent accounting pronouncement will have a material impact on their financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets-amendment of APB Opinion No. 29". Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impact of accounting standards (Continued)

transaction that do not have commercial substance, defined as transaction that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of nonmonetary assets occurring after June 15, 2005. The Company does not believe that this recent accounting pronouncement will have a material impact on their financial position or results of operations.

In May 2005, the FASB issued FASB Statement No. 154,  "Accounting Changes and Error Corrections" ("SFAS 154"), which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements".  Among other changes, SFAS 154 requires that voluntary change in accounting principle or a change required by a new accounting pronouncement that does not include specific transition provisions be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate  (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement."  SF AS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after June 15, 2005.  Accordingly, the Company is required to adopt the provisions of SF AS 154 in the first quarter of fiscal 2006, beginning on January 1, 2006.  The Company is currently evaluating the effect that the adoption of SF AS 154 will have on its consolidated results of operations and financial condition but does not expect SF AS 154 to have a material impact.

Concentrations of credit risk

The Company performs ongoing credit evaluations of its customers. In the year ended December 31, 2005, the Company's four largest customers accounted for 71% (41%, 10%, 10% and 10%) of accounts receivable. In the year ended December 31, 2004, the Company's three largest customers accounted for 85% (48%, 22% and 14%) of accounts receivable.

For the year ended December 31, 2005, two customers individually accounted for approximately 64% of sales (51% and 13%). For the year ended December 31, 2004, four customers individually accounted for approximately 71% of sales (32%, 15%, 13% and 11%).

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of credit risk (Continued)

For the year ended December 31, 2005 and 2004, approximately 20% and 18%, respectively, of the Company’s net sales were made to customers outside the United States.

The Company is dependent of third-party manufacturers and distributors for all of its supply of inventory. For the year ended December 31, 2005, the Company's largest supplier accounted for 80% of product purchases. For the year ended December 31, 2004, the Company's three largest suppliers accounted for 73% of product purchases. The Company is dependent on the ability of its suppliers to provide products and services on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company.

Disclosure about Fair Value of Financial Instruments

The Company estimates that the fair value of all financial instruments at December 31, 2005 and 2004, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

NOTE B - ACCOUNTS RECEIVABLE

On September 12, 2005, the Company entered into a factoring agreement with JD Factor (“Factor”) subsequent to terminating our factoring agreement with Benefactor Funding Corp. in August 2005. The Factor purchases certain customer accounts receivable on a non-recourse basis with certain broad exceptions. The Factor initially advances 80% of the amount of the invoice with the remainder, less fees, paid to the company once the customer pays the invoice. The Company performs substantially all collection efforts. Under certain circumstances the Factor has the right to charge back to the company for specific invoices. The interest rate charged to the Company varies depending on the age of the receivable upon customer payment. The factoring agreement is collateralized by substantially all Company assets.

NOTE B - ACCOUNTS RECEIVABLE (Continued)

The Company is reporting the factoring agreement as a secured borrowing in accordance with FAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. As of December 31, 2005 and 2004, the balance due to the Factor was $10,525 and $64,708, respectively, collateralized by the factored receivables of $28,755 and $80,885, respectively.

The accounts receivable balance as of December 31, 2005 is reported net of an allowance for doubtful accounts of $4,000.

NOTE C - INVENTORY

Inventories are comprised of finished goods ready for resale and are stated at the lower of cost or market, as determined using the average costing method. The following table represents the major components of inventory at December 30, 2005 and 2004.

	2005	2004
Finished goods	$251,788	$111,741
NOTE D - PREPAID EXPENSES

Prepaid expenses as of December 30, 2005 consists of $362,474 related to professional services (see Note L) paid with the Company’s common stock and $2,255 of prepaid tradeshow costs.

$25,000 of the prepaid professional services relates to Pacific Sports Group, Inc. (“PSG”), which was acquired and included as part of these consolidated financials (see Note P). PSG issued 100,000 shares of its common stock for endorsement and promotion of a new product in their existing line of snowboards by a known singer. Subsequent to delivery of the stock it was discovered that the singer was already in contract, which superseded any and all contracts. PSG and now the Company are seeking legal remedy to cancel the outstanding shares. PSG and now the Company has accrued an amount equal to the shares valued at $0.25 per share, fair value, in their prepaid expenses, common stock and additional paid in capital at December 31, 2005. The outcome of the legal proceedings is unknown as of the date of the report.

NOTE E - LOANS RECEIVABLE

During the year ended December 31, 2005, the Company made strategic loans totaling $237,253 for potential future association to an unaffiliated company that accrues interest at 2% per year and due 12 months from the date of draw. The total loans outstanding to the unaffiliated company are $237,253.

NOTE F - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005 and 2004 consist of the following:

	2005	2004
Computer and office equipment	$ 34,456	$ 24,700
Furniture and fixtures	2,281	2,281
Machinery and equipment	11,262	8,462
	47,999	35,443
Less: Accumulated Depreciation	(35,706)	(17,197)
	$ 12,293	$ 18,246
Depreciation expense for the years ended December 31, 2005 and 2004 was $5,953 and $7,928, respectively.

NOTE G - GOODWILL

On December 28, 2005, the Company and the stockholders of PSG entered into a binding letter of intent providing for the acquisition of PSG by the Company in a step transaction.

Under the terms of the purchase agreement, as filed on January 3, 2006, the Company agreed to purchase 100% of the issued and outstanding stock of PSG as of December 31, 2005. Pursuant to the terms of the agreement, PSG received $150,000 and 1,932,571 shares of the Company’s stock in exchange for their issued and outstanding stock of PSG.

The goodwill balance of $1,288,577 is calculated as the total consideration of $826,400 ($150,000 in cash and 1,932,571 shares valued at $0.35, or $676,400) plus assumed liabilities and debt of $623,399 less assets acquired of $161,222.

NOTE H - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2005 and 2004 consist of the following:

	2005	2004
Payables to vendors	$ 225,995	$ 126,769
Payables for inventory	330,668	230,903
Payables for professional services	35,364	17,400
Accrued payroll	17,104	-
Accrued interest	10,719	74,382
Accrued taxes	7,230	8,963
	$627,080	$458,417

NOTE I - SECURED BORROWINGS

In connection with the purchase of Pacific Sports Group, Inc., the Company assumed their liabilities. PSG had entered into an agreement with Internet LC to secure financing for production in exchange for the assignment of international letters of credit (“LC”) issued to the company from various customers. Internet LC typically advances up to 80% of the face amount of the LC. Upon delivery of goods by the company to the customer, Internet LC collects against the LC and remits back to the Company any amounts owed less interest and fees. The agreement provides that Internet LC will receive interest at the rate of 2% per month on amounts loaned. As of December 31, 2005 and 2004, the Company owed Internet LC principle, interest and fees of $275,462 and $131,778, respectively.

In July 2005, PSG entered into an agreement with Rocklan Credit Finance, LLC (Rocklan) to secure financing for production up to $300,000 in exchange for the assignment of domestic letter’s of credit (“LC”) issued to the company from various customers. Rocklan typically advances up to 100% of the product cost. Upon delivery of goods by the company to the customer, Rocklan collects against the LC and remits back to the Company any amounts owed less interest and fees. The agreement provides that Rocklan will receive interest at the rate of 3.5% per transaction on amounts loaned. As of December 31, 2005 and 2004, the Company was due $1,186 from Rocklan.

On September 12, 2005, the Company entered into a factoring agreement with JD Factor (See Note B). As of December 31, 2005 and 2004, the balance due to the Factor was $10,525 and $64,708.

NOTE I - SECURED BORROWINGS (Continued)

The Company is reporting the lines of credit as secured borrowing in accordance with FAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". As of December 31, 2005 and 2004, the net balance due to the Factors was $284,801 and $64,708.

NOTE J - NOTES PAYABLE

Notes payable at December 31, 2005 and 2004, are as follows:

	2005	2004
Unsecured demand note payable to Sheryl Gardner , bearing interest at 2% per month.		100,000
Unsecured note payable to Donald A. Dallape, President, bearing interest at 2% per year.	1,000
Unsecured note payable to Scott Swendener, Vice-President, bearing interest at 2% per year.	1,000
Unsecured demand note payable to Sheryl Gardner , bearing interest at 2% per year.	64,825
Unsecured note payable to Geno Apicella, Vice-President, non-interst bearing	8,641
	$ 75,466	$ 100,000

Non RP

	2005	2004
Unsecured demand note payable to Ron and Dori Arks, bearing interest at 1.5% per month.	$ -	29,800
Unsecured demand note payable to Ron and Dori Arks, bearing interest at 2% per year.	27,125	35,000
Unsecured demand note payable to Myrwood and Coral Guy, bearing interest at 2% per year.	64,825	100,000
Unsecured demand note payable to Ty Guy, bearing interest at 2% per year.	54,824	90,000
Unsecured demand note payable to John Helms, bearing interest at 2% per year.	174,825	210,000
Unsecured demand note payable to New Heart Ministries, bearing interest at 2% per year.	14,825	50,000
Unsecured demand note payable to Kenny Huseman, bearing interest at 10% per year.	8,000
Unsecured demand note payable to Steve Baughn, bearing interest at 11.5% per month.	27,000
Unsecured demand note payable to Pacific Sports Incestors LLC, bearing interest at 10% per year.	70,376
	$ 441,800	$ 514,800

	$ 517,266	$ 614,800

NOTE J - NOTES PAYABLE (Continued)

Related party Notes payable at December 31, 2005 and 2004, are as follows:

	2005	2004
Unsecured demand note payable to Sheryl Gardner , bearing interest at 2% per month.		100,000
Unsecured note payable to Donald A. Dallape, President, bearing interest at 2% per year.	1,000
Unsecured note payable to Scott Swendener, Vice-President, bearing interest at 2% per year.	1,000
Unsecured demand note payable to Sheryl Gardner , bearing interest at 2% per year.	64,825
Unsecured note payable to Geno Apicella, Vice-President, non-interst bearing	8,641
	$ 75,466	$ 100,000

Non RP

	2005	2004
Unsecured demand note payable to Ron and Dori Arks, bearing interest at 1.5% per month.	$ -	29,800
Unsecured demand note payable to Ron and Dori Arks, bearing interest at 2% per year.	27,125	35,000
Unsecured demand note payable to Myrwood and Coral Guy, bearing interest at 2% per year.	64,825	100,000
Unsecured demand note payable to Ty Guy, bearing interest at 2% per year.	54,824	90,000
Unsecured demand note payable to John Helms, bearing interest at 2% per year.	174,825	210,000
Unsecured demand note payable to New Heart Ministries, bearing interest at 2% per year.	14,825	50,000
Unsecured demand note payable to Kenny Huseman, bearing interest at 10% per year.	8,000
Unsecured demand note payable to Steve Baughn, bearing interest at 11.5% per month.	27,000
Unsecured demand note payable to Pacific Sports Incestors LLC, bearing interest at 10% per year.	70,376
	$ 441,800	$ 514,800

	$ 517,266	$ 614,800

Total interest expense recognized during the years ended December 31, 2005 and 2004 was $57,669 and $153,253, respectively.

NOTE K - COMMITMENT

During the fiscal year ended December 31, 2005, the Company leased office and warehouse space at a rate of $6,806 per month with lease terms extending through April 30, 2006. Future lease payments under this operating lease are as follows:

Location	Approximate Square Feet	Current Lease Term	Monthly Rent	Total Commitment

1284 Puerta Del Sol Suite 150	8,883	January 1, 2006 through April 30, 2006	$ 7,216	$ 28,864
Total Future Commitments				$ 28,864

The Company incurred $81,672 and $63,960 in rent expense during the fiscal years ended December 31, 2005 and 2004, respectively.

NOTE L - STOCKHOLDERS’ EQUITY

On August 18, 2004, the Company entered into a service contract valued at $100,000 in exchange for 400,000 shares of common stock, which represents the fair market value of the stock as of that date. The contract term is 24 months. For the year ended December 31, 2005 and 2004, the company recognized $50,000 and $18,493, respectively of expense in connection with this contract with the remaining balance of $31,507 accounted for as prepaid expense.

On March 1, 2004, the Company entered into a service contract valued at $62,500 in exchange for 250,000 shares of common stock, which represents the fair market value of the stock as of that date. The contract term is 24 months. For the year ended December 31, 2005, the company recognized $26,113 of expense in connection with this contract with the remaining balance of $36,387 accounted for as prepaid expense.

On September 9, 2004, the Company commenced a limited Private Placement Memorandum (PPM) to raise up to $1,750,000 through the sale of the Company’s common stock at a price of $0.25 per share. During the year ended December 31, 2004, the Company received $69,500 in exchange for 278,000 shares of common stock. Also in connection with the PPM, during the year ended December 31, 2005, the Company received $654,870 in cash and $5,130 in commitments in exchange for 2,640,000 shares of common stock. In total, the PPM resulted in the issuance of 2,918,000 shares of common stock.

On January 2, 2005, the Company agreed to pay their SEC attorney 100,000 shares of common stock valued at $25,000 which represents the fair market value of the stock as of that date for services rendered during the quarter ended March 31, 2005. We expensed the full value of the common stock during the quarter ended March 31, 2005.

As of February 28, 2005, all of the notes payable outstanding at December 31, 2004, totaling $614,800, were cancelled and new notes payable were issued accruing interest at 2% per annum until February 28, 2006. At that time, the remaining outstanding principal balance and all interest accrued but unpaid can be paid with the Company’s common stock at a conversion price of $0.25 per share for every dollar of interest owed to the note holder. All interest accrued but unpaid as of February 28, 2005 was converted to the Company’s common stock at the conversion price of $0.25 per share for every dollar of interest owed to the note holder representing an addition to stockholders’ equity of approximately $104,232 and 416,931 shares of common stock.

In April 2005 the Company agreed to issue 8,500,000 shares of its common stock to its founding members and key employees for value received of $2,125,000, or $0.25 per share.

NOTE L - STOCKHOLDERS’ EQUITY (Continued)

The company issued 3,060,000 shares of its common stock in consideration for professional and consulting services to be rendered valued at $765,000, or $0.25 per share. For the year ended December 31, 2005, the company recognized $495,420 of expense in connection with these contracts with the remaining balance of $269,580 accounted for as prepaid expense.

The Company did not issue any stock for the years ending December 31, 2003, 2004 or the six month period ending June 30, 2005. From July 22, 2005 through August 9, 2005, the Company issued 15,644,931 shares of common stock related to the items above. Our earnings per share calculation in the Statement of Operations is on an “if-issued” basis and reflects the weighted average common stock that would have been outstanding had all shares that were purchased for cash and all shares that would be issued for services had been issued on the date of purchase or contract date for services.

During the fourth quarter of fiscal year 2005, the Company received net proceeds of $1,176,550 and issued 3,061,570 shares of common stock with $105,000, or 300,000 shares unissued and included in common stock payable as of December 31, 2005. These shares were issued pursuant to the company’s SB-2 registration statement originally filed with the Securities and Exchange Commission on June 16, 2005 with final approval occurring on September 27, 2005, our final amended SB-2/A filing.

On December 31, 2005, the Company’s board of directors approved the issuance of 21,428 shares of common stock payable to Craig Washington, Director for services rendered during fiscal year 2005. The shares were valued at fair market value, or $0.35 resulting in compensation expense of $7,500.

On December 28, 2005, the Company and the stockholders of PSG entered into a binding letter of intent providing for the acquisition of PSG by the Company. As of December 31, 2005, the company owes the PSG shareholder’s 1,932,571 shares of common stock valued at $0.35, or $676,400 (See Note G).

NOTE M - NET OPERATING LOSS CARRY FORWARD

In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At December 31, 2005 a

NOTE M - NET OPERATING LOSS CARRY FORWARD

valuation allowance for the full amount of the net deferred tax asset was recorded because of uncertainties as to the amount of taxable income that would be generated in future years.

United States Corporation Income Taxes
Period of Loss	Amount	Expiration Date
December 31, 2005	$3,566,580	December 31, 2025
December 31, 2004	$420,935	December 31, 2024

Prior to November 2004 the Company was organized as an S-Corporation and all losses were distributed and recognized through the tax returns of the owners.

The loss for the fiscal year ended December 31, 2005 was $3,566,580.  As of December 31, 2005 a valuation allowance for the full amount of the net deferred tax asset has been recognized over the periods for $1,426,632 based on an anticipated tax rate of 40%.

NOTE N - GOING CONCERN AND MANAGEMENT’S PLANS

The Company has suffered recurring losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors give raise substantial doubt about its ability to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s working capital deficiency, and 2) implement a plan to generate additional sales. The Company’s continued existence is dependent upon its ability to resolve its liquidity problems and increase profitability in its current business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainty.

NOTE O - SUBSEQUENT EVENTS (Unaudited)

On January 2, 2006, the Company’s board of directors approved the 2006 Non-Employee Director’s Stock Incentive Plan subject to shareholder approval.

On January 31, 2006, the Company borrowed $20,000 from an individual at an interest rate of 12% per annum, due on or before July 30, 2006, secured by 80,000 shares of Company stock.

NOTE O - SUBSEQUENT EVENTS (Unaudited) (Continued)

On February 13, 2006, 1,000,000 shares of common stock previously issued to the founders and president (300,000 Don Dallape, 300,000 Scott Swedener, 300,000 Geno Apicella and 100,000 Todd Pitcher) were retired by each shareholder in an effort to improve the Company’s capital structure.

The following stock related transactions occurred subsequent to December 31, 2005:

•	On January 3, 2006, the Company issued 300,000 shares of common stock for which we had received funds during the year ended December 31, 2005 pursuant to our SB-2/A;
•	On March 6, the Company issued 21,428 shares to Craig Washington, Director, for services rendered in fiscal year 2005;
•	On January 3, 2006, the Company received $5,000 for which 14, 286 shares had been issued during 2005 pursuant to our SB-2/A;
•	On January 3, 2006, the Company received $70,000 in exchange for 200,000 shares of common stock that were issued pursuant to our SB-2/A;

NOTE P - ACQUISITION OF PACIFIC SPORTS GROUP, INC. (“PSG”)

On December 28, 2005, the Company and the stockholders of PSG entered into a binding letter of intent providing for the acquisition of PSG by the Company in a step transaction.

Under the terms of the purchase agreement, as filed on January 3, 2006, the Company agreed to purchase 100% of the issued and outstanding stock of PSG as of December 31, 2005. Pursuant to the terms of the agreement, PSG received $150,000 and 1,932,571 shares of the Company’s stock in exchange for their issued and outstanding stock of PSG.

The following summarized consolidated pro forma balance sheets and statements of revenue and expenses assume the acquisition occurred as of January 1, 2005 (the most recent audited year-end financial statements of the Company) and January 1, 2004 and for the years ended December 31, 2005 and December 31, 2004. The unaudited pro forma consolidating financial statements are based on available information and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma consolidating financial statements do not purport to represent what the results of operations actually would have been if the events described had occurred as of the dates indicated or what such results will be for any future periods.

Execute Sports, Inc.
Consolidated Pro Forma Balance Sheet
December 31, 2005
	Pacific Sports	Execute Sports, Inc.			December 31, 2005
	Group, Inc.	December 31,		Pro Forma	Pro Forma
	December 31, 2005	2005		Entries	Consolidated
ASSETS
CURRENT ASSETS
Cash	$48,320	$322,815			$371,135
Accounts receivable, net	45,079	98,259			143,338
Inventory	38,368	213,420			251,788
Prepaid expenses	27,255	337,474			364,729
Loans receivable	-	237,253			237,253

TOTAL CURRENT ASSETS	159,022	1,209,221		-	1,368,243

Fixed assets
Cost	12,556	35,443			47,999
Accumulated Depreciation	(12,556)	(23,150)			(35,706)
Net	-	12,293		-	12,293

Investments, stock issued		676,400	(2)	(676,400)	-
Investments, Cash		150,000	(1)	(150,000)	-
Goodwill				1,288,577	1,288,577
Deposits	2,200	3,560			5,760

TOTAL ASSETS	$161,222	$2,051,474		$462,177	$2,674,873

LIABILITIES AND STOCKHOLDERS' EQUITY		$1,056,400

CURRENT LIABILITIES
Accounts payable and accrued expenses	$218,485	$408,595			$627,080
Customer deposits	25,262	-			25,262
Due to related entity	150,000	-	(1)	(150,000)	-
Secured borrowings	274,276	10,525			284,801
Notes Payable	105,376	336,424			441,800
Related party notes payable	-	75,466			75,466

TOTAL CURRENT LIABILITIES	773,399	831,010		(150,000)	1,454,409

Long term debt	-	-			-
TOTAL LIABILITIES	773,399	831,010		(150,000)	1,454,409

COMMITMENT	-	-			-

STOCKHOLDERS' EQUITY

Common stock par value $.001,
75,000,000 shares authorized, 18,706,501
issued and outstanding	-	18,702		-	18,702
Additional paid-in capital	35,000	4,958,951	(2)	(35,000)	4,958,951
Common stock payable/subscribed	50,000	788,900	(2)	(50,000)	788,900
Deficit accumulatedAccumulated deficit	(697,177)	(4,546,089)	(2)	697,177	(4,546,089)

TOTAL STOCKHOLDERS' EQUITY	(612,177)	1,220,464		612,177	1,220,464

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$161,222	$2,051,474		$462,177	$2,674,873

(1) Represents cash paid to Pacific Sports Group, Inc. upon the execution of the Letter of Intent
(2) The company issued an adjusted 1,932,571 shares of common stock to the shareholders of Pacific Sports Group, Inc. ($676,400 to common stock payable/subscribed), in additon to $150,000 in cash and elimination of the accumulated deficit prior to the acqusition.

Execute Sports, Inc.
Consolidated Pro Forma Balance Sheet
December 31, 2004
	Pacific Sports Group, Inc.	Execute Sports, Inc.			December 31, 2004
	December 31,	December 31,		Pro Forma	Pro Forma
	2004	2004		Entries	Consolidated
ASSETS
CURRENT ASSETS
Cash	$151,691	$(144,846)			$6,845
Accounts receivable, net	45,708	107,708			153,416
Inventory	-	111,741			111,741
Prepaid expenses	-	81,507			81,507

TOTAL CURRENT ASSETS	197,399	156,110		-	353,509

Fixed assets
Cost	12,556	35,443			47,999
Accumulated Depreciation	(10,117)	(17,197)			(27,314)
Net	2,439	18,246		-	20,685

Investments, stock issued		676,400		(676,400)	-
Investments, Cash		150,000		(150,000)	-
Goodwill			(2)	986,338	986,338
Deposits	2,200	3,560			5,760

TOTAL ASSETS	$202,038	$1,004,316		$159,938	$1,366,292

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$135,118	$458,417			$593,535
Customer deposits	15,914	-			15,914
Due to related entity	150,000	-	(1)	(150,000)	-
Secured borrowings	131,778	64,708			196,486
Notes Payable	15,188	514,800			529,988
Related party notes payable	-	100,000			100,000

TOTAL CURRENT LIABILITIES	447,998	1,137,925		(150,000)	1,435,923

Long term debt	63,978	-			63,978
TOTAL LIABILITIES	511,976	1,137,925		(150,000)	1,499,901

COMMITMENT	-	-			-

STOCKHOLDERS' EQUITY

Common stock par value $.001, 75,000,000 shares
authorized, 0 issued and outstanding	-	-			-

Additional paid-in capital	-	-			-
Common stock payable/subscribed	-	845,900			845,900
Deficit accumulatedAccumulated deficit	(309,938)	(979,509)	(2)	309,938	(979,509)

TOTAL STOCKHOLDERS' EQUITY	(309,938)	(133,609)		309,938	(133,609)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$202,038	$1,004,316		$159,938	$1,366,292

(1) Represents cash paid to Pacific Sports Group, Inc. upon the execution of the Letter of Intent
(2) The company issued an adjusted 1,932,571 shares of common stock to the shareholders of Pacific Sports Group, Inc. ($676,400 to common stock payable/subscribed), in additon to $150,000 in cash and elimination of the accumulated deficit prior to the acqusition.

Execute Sports, Inc.
Consolidated Pro Forma Statement of Revenue and Expense
Twelve Months Ended December 31, 2005
	Pacific Sports Group, Inc.	Execute Sports, Inc.	Consolidated
	1/1/2005	1/1/2005	1/1/2005
	through	through	through
	12/31/2005	12/31/2005	12/31/2005

REVENUES
Sales	$466,867	$1,389,163	$1,856,030
Cost of sales	235,944	1,056,441	1,292,385
Gross profit	230,923	332,722	563,645

EXPENSES
General and administrative expenses	319,752	3,582,721	3,902,473
Selling and advertising	168,917	240,247	409,164
Depreciation & Amortization	2,439	5,953	8,392
Total expense	491,108	3,828,921	4,320,029

Income (loss) from operations	(260,185)	(3,496,199)	(3,756,384)

OTHER INCOME AND EXPENSES
Gain on the disposal of assets	-	-	-
Other income	20,309	11	20,320
Other expense	(4,808)	(3)	(4,811)
Interest expense	(142,555)	(70,389)	(212,944)
Total other income and expenses	(127,054)	(70,381)	(197,435)

NET INCOME (LOSS)	$(387,239)	$(3,566,580)	$(3,953,819)

Weighted average shares outstanding
Basic and diluted		11,982,506	11,982,506
Shares to be issued for acqusition		1,932,571	1,932,571
Total Weighted average common shares outstanding		13,915,077	13,915,077

Net (loss) per common share (basic and diluted)		$(0.26)	$(0.28)

Execute Sports, Inc.
Consolidated Pro Forma Statement of Revenue and Expense
Twelve Months Ended December 31, 2004
	Pacific Sports Group, Inc.	Execute Sports, Inc.	Consolidated
	1/1/2004	1/1/2004	1/1/2005
	through	through	through
	12/31/2004	12/31/2004	12/31/2005

REVENUES
Sales	$522,598	$1,384,188	$1,906,786
Cost of sales	794,857	1,135,303	1,930,160
Gross profit	(272,259)	248,885	(23,374)

EXPENSES
General and administrative expenses	499,892	384,486	884,378
Selling and advertising	174,144	237,802	411,946
Depreciation & Amortization	10,427	7,928	18,355
Total expense	684,463	630,216	1,314,679

Income (loss) from operations	(956,722)	(381,331)	(1,338,053)

OTHER INCOME AND EXPENSES
Gain on the disposal of assets	5,675	-	5,675
Other income	-	2	2
Other expense	(52,967)	-	(52,967)
Interest expense	(22,617)	(159,161)	(181,778)
Total other income and expenses	(69,909)	(159,159)	(229,068)

NET INCOME (LOSS)	$(1,026,631)	$(540,490)	$(1,567,121)

Weighted average shares outstanding
Basic and diluted		224,773	224,773
Shares to be issued for acqusition		1,932,571	1,932,571
Total Weighted average common shares outstanding		2,157,344	2,157,344

Net (loss) per common share (basic and diluted)		$(0.25)	$(0.73)

Padova International U.S.A., Inc.
(DBA Execute Sports)
Report on Audit of Consolidated Financial Statements
For the Years Ended December 31, 2004 and 2003

(RESTATED)

CONTENTS

PAGE
Report of Independent Registered Public Accounting Firm	F-30
Prior Year Report of Independent Registered Public Accounting Firm	F-31

FINANCIAL STATEMENTS
Balance Sheets	F-32
Statements of Operations	F-33
Statements of Stockholders’ Equity	F-34
Statements of Cash Flows	F-35
Notes to the Financial Statements	F-36-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Padova International U.S.A., Inc.
(dba Execute Sports)

We have audited the accompanying balance sheet Padova International U.S.A., Inc. (dba Execute Sports) (the “Company”), as of December 31, 2004 and the related consolidated statements of operations, stockholder’s equity (deficit) and cash flows for the year then ended, These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Padova International U.S.A., Inc. (dba Execute Sports) as of December 31, 2004 and the related consolidated statements of operations, stockholder’s equity (deficit), and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management plans in regards to these matters are also described in Note J. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bedinger & Company
Certified Public Accountants
Concord, California
February 2, 2005, except for Note K which is February 28, 2005

INDEPENDENT AUDITORS' REPORT

To the Board of Directors:
Padova International U.S.A., Inc.

I have audited the balance sheet of Padova International U.S.A., Inc. as of December 31, 2003, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Padova International U.S.A., Inc. as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses, has negative working capital, and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Traci J. Anderson, CPA

Huntersville, North Carolina

January 11, 2005

PADOVA INTERNATIONAL U.S.A., INC.
(DBA EXECUTE SPORTS)
Balance Sheets
December 31, 2004 (Restated) and 2003

	December 31,
	2004	2003
ASSETS	(Restated)

CURRENT ASSETS
Cash	$5,154	$40,244
Accounts receivable, net (Note B)	107,708	84,808
Inventory (Note C)	111,741	299,186
Prepaid expenses (Note L)	81,507	-

TOTAL CURRENT ASSETS	306,110	424,238

Fixed assets (Note D)
Cost	35,443	29,037
Accumulated Depreciation	(17,197)	(9,268)
Net	18,246	19,769

Deposits	3,560	3,560

TOTAL ASSETS	$327,916	$447,567

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses (Note E)	$458,417	$300,824
Secured borrowings (Note B)	64,708	-
Notes payable (Note F)	514,800	-
Related party notes payable (Note F)	100,000	585,762
TOTAL CURRENT LIABILITIES	1,137,925	886,586

COMMITMENT (Note G)

STOCKHOLDERS' EQUITY (Note H & L)

Common stock, par value $.001, 75,000,000 shares
authorized; issued and outstanding 0
at December 31, 2004 and 2003.	-	-

Additional paid-in capital	-	-
Common stock payable/subscribed	169,500
Deficit accumulatedRetained earnings	(979,509)	(439,019)

TOTAL STOCKHOLDERS' EQUITY	(810,009)	(439,019)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$327,916	$447,567

PADOVA INTERNATIONAL U.S.A., INC.
(DBA EXECUTE SPORTS)
Statements of Operations
For the Years Ended December 31, 2004 (Restated) and 2003
December 31,
	2004	2003
	(Restated)
REVENUES
Sales	$1,384,188	$726,048
Cost of sales	(1,135,303)	(606,729)
Gross profit	248,885	119,319

EXPENSES
Selling, general and administrative	630,216	295,991
Total expense	630,216	295,991

Loss from operations	(381,331)	(176,672)

OTHER INCOME AND EXPENSES
Interest income	2	14
Interest expense	159,161	112,196
Total other income and expenses	(159,159)	(112,182)

NET INCOME (LOSS)	$(540,490)	$(288,854)

Weighted averge shares outstanding	224,773	-

Loss per share	($2.40)	na

PADOVA INTERNATIONAL U.S.A., INC.
(DBA EXECUTE SPORTS)
Statements of Stockholder's Equity
For the Years Ended December 31, 2004 (Restated) and 2003

	Common Stock			Additional		Total
	Number of		Payable/	Paid-in	Retained	Stockholders'
	Shares	Amount	Subscribed	Capital	Earnings	Equity

December 31, 2002	-	-	-	-	(150,165)	(150,165)

Net loss					(288,854)	(288,854)
December 31, 2003	-	$-	$-	$-	$(439,019)	$(439,019)

Shares subscribed
(278,000 shares, $0.25 per share)			69,500			69,500
Stock payable			100,000			100,000
Net loss					(540,490)	(540,490)
December 31, 2004	-	$-	$169,500	$-	$(979,509)	$(810,009)

PADOVA INTERNATIONAL U.S.A., INC.
(DBA EXECUTE SPORTS)
Statements of Cash Flows
For the Years Ended December 31, 2004 (Restated) and 2003
Year Ended December 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:	(Restated)
Net loss	$(540,490)	$(288,854)
Adjustments to reconcile net loss
tonet cash used by operating activities:
Depreciation	7,929	6,855
Common stock payable for services	100,000	-
CHANGES IN CURRENT ASSETS AND CURRENT
LIABILITIES: (Net of effect of acquisition)
(Increase) decrease in current liabilities:
Accounts receivable	(22,900)	(37,568)
Inventory	187,445	(227,924)
Prepaid expenses	(81,507)	-
Increase (decrease) in current liabilities:
Accounts payable and accrued expenses	157,593	297,078

NET CASH USED FOR OPERATING ACTIVITIES	(191,930)	(250,413)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of furniture and equipment	(6,406)	(16,813)
NET CASH USED FOR INVESTING ACTIVITIES	(6,406)	(16,813)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock subscribed	69,500	-
Related party loan	29,038	271,112
Secured borrowings	64,708

NET CASH PROVIDED BY FINANCING ACTIVITIES	163,246	271,112

NET <DECREASE> INCREASE IN CASH	(35,090)	3,886

CASH, beginning of period	40,244	36,358

CASH, end of period	$5,154	$40,244

SUPPLEMENTAL DISCLOSURE:

Taxes paid	$1,088	$-
Interest paid	$108,576	$112,196

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Padova International U.S.A., Inc. (the Company) markets and sells water sports clothing and apparel and motorcycle accessories. The Company was certified as incorporated in the State of Nevada officially on March 13, 2002 and filed the Articles of Incorporation on January 30, 2002.

Summary of Significant Accounting Principles

Basis of Presentation

The financial statements include the accounts of Padova International U.S.A., Inc. under the accrual basis of accounting.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts receivable

The Company has entered into a factoring agreement with Benefactors, Inc. In the agreement Benefactors, Inc. will provide account receivable financing and factoring to the Company. Benefactors, Inc. will purchase from the Company the accounts receivable and may pay a portion of the purchase price, or lend money to the Company based upon accounts receivable of the Company.

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the average costing method. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.

Property and equipment

Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

Depreciation is provided using the 200% declining balance method. It is calculated over recovery periods as prescribed by management that range from 5 years for equipment to 7 years for furniture.

Long-lived assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Revenue recognition policy

Revenue from the sale of water sports clothing and apparel, and motorcycle accessories is recognized when the earning process is complete and the risk and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon the shipment to the customer.

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Shipping and handling costs

The Company's policy is to classify shipping and handling costs as selling, general and administrative expenses.

Advertising

The Company expenses all advertising costs as incurred. For the years ended December 31, 2004 and 2003 the Company incurred approximately $90,000 and $30,000 in advertising expenses, respectively.

Loss per common share

The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic loss per share is calculated using the weighted average number of common shares outstanding in the period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using the “treasury stock“ method and convertible securities using the "if-converted" method. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Issuance of common stock

The issuance of common stock for other than cash is recorded by the Company at management’s estimate of the fair value of the assets acquired or services rendered.

Comprehensive loss

The Company adopted Financial Accounting Standards Board Statement of Financial Standards No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Income taxes

On November 1, 2004, the Company legally amended its Articles of Incorporation to make the transition from an S-Corporation to a C-Corporation. Prior to that the S Corporation was not a tax paying entity for federal or state income tax purposes and thus no provision for income taxes was recognized. Subsequent to the change the Company began recognizing the full valuation for deferred tax assets (See Note I).

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of accounting standards

In January 2003 the FASB issued Interpretation 46 “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”. This Interpretation requires a Company to consolidate the financial statements of a “Variable Interest Entity” “VIE”, sometimes also known as a “special purpose entity”, even if the entity does not hold a majority equity interest in the VIE. The Interpretation requires that if a business enterprise has a “controlling financial interest” in a VIE, the assets, liabilities, and results of the activities of the VIE should be included in consolidated financial statements with those of the business enterprise, even if it holds a minority equity position. This Interpretation was effective immediately for all VIE’s created after January 31, 2003; for the first fiscal year or interim period beginning after June 15, 2003 for VIE’s in which a Company holds a variable interest that it acquired before February 1, 2003. The adoption this interpretation did not have any impact on the Company’s financial condition or results of operations.

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends SFAS 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires contracts with similar characteristics to be accounted for on a comparable basis. The adoption of SFAS 149 did not have any impact on the Company’s financial condition or results of operations.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. The adoption of SFAS 150 did not have any impact on the Company’s financial condition or results of operations.

In December 2003, the FASB issued SFAS 132r, Employers' Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106. SFAS 132r revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers’ Accounting for Pensions, No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in FASB Statement No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of accounting standards (Continued)

flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The adoption of SFAS 132r did not have any impact on the Company’s financial condition or results of operations.

In December 2003, the FASB issued FIN No. 46R, “Consolidation of Variable Interest Entities.” This requires that the assets, liabilities and results of the activity of variable interest entities be consolidated into the financial statements of the company that has a controlling financial interest. It also provides the framework for determining whether an entity should be consolidated based on voting interest or significant financial support provided to it. The adoption of FIN No. 46R did not have any impact on the Company’s financial condition or results of operations.

In November 2004, the FASB issued SFAS 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4. The Statement amends the guidance of ARB No. 43, Chapter 4, Inventory Pricing, by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The adoption of SFAS 151 did not have any impact on the Company’s financial condition or results of operations.

In December 2004, the FASB issued a revision to SFAS 123 (revised 2004), Share-Based Payment. The revision requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. The statements eliminates the alternative method of accounting for employee share- based payments previously available under APB 25. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. The Company does not believe that this recent accounting pronouncement will have a material impact on their financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets-amendment of APB Opinion No. 29". Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transaction that do not have commercial substance, defined as transaction that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of nonmonetary assets occuring after June 15, 2005. The Company does not believe that this recent accounting pronouncement will have a material impact on their financial position or results of operations.

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of credit risk

The Company performs ongoing credit evaluations of its customers. For the year ended December 31, 2004, four customers individually accounted for 71% of sales (32%, 15%, 13% and 11%). Three customers represented 85% (48% 22% and 14%) of accounts receivable for the year ended December 31, 2004.

For the year ended December 31, 2003, four customers individually accounted for 81% of sales (24%, 21%, 20% and 16%) and 92% (42%, 29%, 13%, and 8%) of accounts receivable.

For the years ended December 31, 2004 and 2003, approximately 18% and less than 1%, respectively, of the Company’s net sales were made to customers outside the United States.

The Company is dependent of third-party manufacturers and distributors for all of its supply of inventory. For the years ended December 31, 2004 and 2003, the Company's three largest suppliers accounted for 73% and 73% of product purchases, respectively. The Company is dependent on the ability of its suppliers to provide products and services on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company.

Disclosure about Fair Value of Financial Instruments

The Company estimates that the fair value of all financial instruments at December 31, 2004 and 2003, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

NOTE B - ACCOUNTS RECEIVABLE

In May 2004, The Company entered into a factoring agreement with Benefactor Funding Corp. (“Factor”). The Factor purchases certain customer accounts receivable on a recourse basis. The Factor initially advances 80% of the amount of the invoice with the remainder, less fees, paid to the company once the customer pays the invoice. The Company performs substantially all collection efforts and is allowed to repurchase receivables under certain circumstances. The interest rate charged to the Company varies depending on the age of the receivable upon customer payment. The factoring agreement is collateralized by substantially all Company assets.

The Company is reporting the factoring agreement as a secured borrowing in accordance with FAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. As of December 31, 2004, the balance due to the Factor was $64,708, collateralized by the factored receivables of $80,885

The accounts receivable balance as of December 31, 2004 is reported net of an allowance for doubtful accounts of $4,000.

NOTE C - INVENTORY

Inventories are comprised of finished goods ready for resale and are stated at the lower of cost or market, as determined using the average costing method. The following table represents the major components of inventory at December 31, 2004 and 2003.
	2004	2003

Finished goods	$111,741	$299,186

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 and 2003 consist of the following:

	2004	2003
Computer and office equipment	$24,700	$21,866
Furniture and fixtures	2,281	2,281
Machinery and equipment	8,462	4,890
	$35,443	29,037
Less: Accumulated Depreciation	(17,197)	(9,268)
	$18,246	$19,769

Depreciation expense for the years ended December 31, 2004 and 2003 was $7,929 and $6,855, respectively.

NOTE E - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2004 and 2003 consist of the following

	2004	2003
Payables to vendors	$ 375,072	$ 300,824
Accrued taxes	8,963	-
Accrued interest payable (Note F)	74,382	-
	$ 458,417	$ 300,824

NOTE F - NOTES PAYABLE

Notes payable at December 31, 2004 and 2003, are as follows:

	2004	2003
Unsecured demand note payable to Ron and Dori Arks, bearing interest at 1.5% per month.	29,800
Unsecured demand note payable to Ron and Dori Arks, bearing interest at 2% per month.	35,000
Unsecured demand note payable to Myrwood and Coral Guy, bearing interest at 2% per month.	100,000
Unsecured demand note payable to Ty Guy, bearing interest at 2% per month.	90,000
Unsecured demand note payable to John Helms, bearing interest at 2% per month.	210,000
Unsecured demand note payable to New Heart Ministries, bearing interest at 2% per month.	50,000
	$ 514,800	$ -
Related party Notes payable at December 31, 2004 and 2003, are as follows:

NOTE F - NOTES PAYABLE (Continued)

	2004	2003
Unsecured note payable to Donald A. Dallape, President, bearing interest at 2% per month due every 30 days.		$ 271,354
Unsecured note payable to Scott Swendener, Vice-President, bearing interest at 2% per month due every 30 days.		314,408
Unsecured demand note payable to Sheryl Gardner, bearing interest at 2% per month.	100,000
	$ 100,000	$ 585,762

During 2004, the notes payable to the two officers of the Company were replaced by notes payable to outside individuals. Also, see Note K regarding subsequent event.

NOTE G - COMMITMENT

The Company leases office and warehouse space at a rate of $6,396 per month with lease terms extending through April 30, 2006. Future lease payments under this operating lease are as follows:

				Total
Location	Approximate Square Feet	Current Lease Term	Monthly Rent	Commitment

1284 Puerta Del Sol Suite 150	8,883	January 1, 2005 through December 31, 2005	$ 6,806	$ 81,672
1285 Puerta Del Sol Suite 150	8,884	January 1, 2006 through April 30, 2006	$ 7,216	$ 86,592
Total Future Commitments				$ 168,264

The Company incurred $63,960 and $53,772 in rent expense during the years ended December 31, 2004 and 2003, respectively.

NOTE H - STOCKHOLDERS’ EQUITY

On August 18, 2004, the Company entered into a service contract valued at $100,000 in exchange for 400,000 shares of common stock. The contract term is 24 months. For the year ended December 31, 2004, the company recognized $18,493 of expense in connection with this contract with the remaining balance of $81,507 accounted for as prepaid expense. The shares related to this contract are accounted for in the equity section of the balance sheet as Common Stock Payable. The shares were issued on July 22, 2005.

NOTE H - STOCKHOLDERS’ EQUITY (Continued)

On September 9, 2004, the Company commenced a limited Private Placement Memorandum (PPM) to raise up to $1,750,000 through the sale of the Company’s common stock at a price of $0.25 per share. During the year ended December 31, 2004, the Company sold 278,000 shares of common stock for $0.25 per share totaling approximately $69,500 in cash. The shares were unissued as of December 31, 2004 and are classified as Common Stock Payable/Subscribed.

On September 22, 2004, the Company increased its number of authorized shares from 75,000 to 75,000,000. The par value increased from no par value to $0.001 per share.

During the years ended December 31, 2004 and 2003, the Company did not issue any stock. No stock has been issued to date. Our earnings per share calculation in the Statement of Operations is on an “if-issued” basis and reflects the weighted average common stock that would have been outstanding had all shares that were purchased for cash and all shares issuable for services been issued.

NOTE I - NET OPERATING LOSS CARRY FORWARD

In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At December 31, 2004 a valuation allowance for the full amount of the net deferred tax asset was recorded because of uncertainties as to the amount of taxable income that would be generated in future years.

United States Corporation Income Taxes
Period of Loss	Amount	Expiration Date
December 31, 2004	$420,935	December 31, 2024

Prior to November 2004 the Company was organized as an S-Corporation and all losses were distributed and recognized through the tax returns of the owners.

NOTE J - GOING CONCERN AND MANAGEMENT’S PLANS

The Company has suffered recurring losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors give raise substantial doubt about its ability to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding form new investors to alleviate the Company’s working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to resolve its liquidity problems and increase profitability in its current business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of these risks and uncertainty.

NOTE K - SUBSEQUENT EVENT

As of February 28, 2005, all of the notes payable outstanding at December 31, 2004, totaling $614,800, were cancelled and a new note payable was issued accruing interest at 2% per annum until February 28, 2006. At that time, the remaining outstanding principal balance and all interest accrued but unpaid can be paid in the Company’s common stock at a conversion price of $0.25 per share for every dollar of interest owed to the note holder. All interest accrued but unpaid as of February 28, 2005 was converted to the Company’s common stock at the conversion price of $0.25 per share for every dollar of interest owed to the note holder representing an addition to stockholders’ equity of approximately $104,232. In addition through February 28, 2005, approximately $150,000 worth of common shares were subscribed.

NOTE L - RESTATEMENT

The 10-KSB for Padova International U.S.A., Inc. as of December 31, 2004 and for the year then ended has been restated. In July 2005, the Company was contacted by the Securities and Exchange Commission (SEC). In their letter dated, July 12, 2005 the SEC requested additional details regarding the issuance of 3,810,000 shares issued for professional services, including how they may correlate with the contracts included as exhibits to the Form SB-2, how we valued these issuances and the amount of expense related to these shares and where such expense is included in the Statement of Operations for the quarter ended March 31, 2005.

Upon review of the contracts, it came to our attention that we did not record the stock based compensation expense related to a services contract entered into on August 18, 2004. On August 18, 2004, the Company entered into a service contract valued at $100,000 in exchange for 400,000 shares of common stock which represents the fair market value of the stock as of that date. The contract term is 24 months. For the year

NOTE L - RESTATEMENT (Continued)

ended December 31, 2004, the company recognized $18,493 of expense in connection with this contract with the remaining balance of $81,507 accounted for as prepaid expense. The shares related to this contract are accounted for in the equity section of the balance sheet as Common Stock Payable. The shares were issued on July 22, 2005.

We also noted that $69,500 received in cash for the purchase of common stock was classified as if the shares had been issued when, in fact, they were not. During the year the Company received $69,500 in exchange for 278,000 shares which were classified as Common Stock and Additional-Paid-in-Capital. We have reclassified the share purchase to Common Stock Payable/Subscribed in the equity section of the balance sheet.

The following information presents the impact of the additional expense, the reclassification of common stock and APIC to common stock payable/subscribed, the related impact on shares outstanding to zero, the increase in net loss, the increase in prepaid expense, the reclassification of amounts due to our factor to a separate line item in current liabilities and the increase in common stock payable as of December 31, 2004 as discussed above:

PADOVA INTERNATIONAL U.S.A., INC.
(DBA EXECUTE SPORTS)
Balance Sheets
December 31, 2004 (Restated)

	December 31,
	2004	2004	2004
ASSETS	(Previously Reported)	(Restated)	(Difference)

CURRENT ASSETS
Cash	$5,154	$5,154	$-
Accounts receivable, net (Note B)	107,708	107,708	-
Inventory (Note C)	111,741	111,741	-
Prepaid expenses (Note L)	-	81,507	81,507

TOTAL CURRENT ASSETS	224,603	306,110	81,507

Fixed assets (Note D)
Cost	35,443	35,443	-
Accumulated Depreciation	(17,197)	(17,197)	-
Net	18,246	18,246	-

Deposits	3,560	3,560	-

TOTAL ASSETS	$246,409	$327,916	$81,507

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses (Note E)	$523,125	$458,417	(64,708)
Secured borrowings (Note B)	-	64,708	64,708
Notes Payable (Note F)	514,800	614,800	100,000
Related party notes payable (Note F)	100,000	-	(100,000)
TOTAL CURRENT LIABILITIES	1,137,925	1,137,925	-

COMMITMENT (Note G)

STOCKHOLDERS' EQUITY (Note H & L)

Common stock, par value $.001, 75,000,000 shares
authorized; issued and outstanding 0
at December 31, 2004 and 2003.	278	-	(278)

Additional paid-in capital	69,222	-	(69,222)
Common stock payable/subscribed	-	169,500	169,500
Deficit accumulatedRetained earnings	(961,016)	(979,509)	(18,493)

TOTAL STOCKHOLDERS' EQUITY	(891,516)	(810,009)	81,507

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$246,409	$327,916	$81,507

PADOVA INTERNATIONAL U.S.A., INC.
(DBA EXECUTE SPORTS)
Statements of Operations
For the Years Ended December 31, 2004 (Restated)
	December 31,
	2004	2004	2004
	(Previously	(Restated)	(Difference)
	Reported)
REVENUES
Sales	$1,384,188	$1,384,188	$-
Cost of sales	(1,135,303)	(1,135,303)	-
Gross profit	248,885	248,885	-

EXPENSES
Selling, general and administrative	611,723	630,216	18,493
Total expense	611,723	630,216	18,493

Loss from operations	(362,838)	(381,331)	(18,493)

OTHER INCOME AND EXPENSES
Interest income	2	2	-
Interest expense	159,161	159,161	-
Total other income and expenses	(159,159)	(159,159)	-

NET INCOME (LOSS)	$(521,997)	$(540,490)	$(18,493)

Weighted averge shares outstanding	-	224,773	224,773

Loss per share	-	($2.40)	$(2.40)

PADOVA INTERNATIONAL U.S.A., INC.
(DBA EXECUTE SPORTS)
Statements of Stockholder's Equity
For the Year Ended December 31, 2004 (Restated)

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2004	2004	2004
	(Previously Reported)	(Restated)	(Difference)

Common Stock:
Shares issued for cash:
Shares	278,000	-	(278,000)
Amount	278	-	(278)
Additional paid in capital	69,222	-	(69,222)
Common stock payable/subscribed	-	169,500	169,500
Retained earnings<deficit>	(961,016)	(979,509)	(18,493)
Total shareholder's equity	(891,516)	(810,009)	81,507

PADOVA INTERNATIONAL U.S.A., INC.
(DBA EXECUTE SPORTS)
Statements of Cash Flows
For the Years Ended December 31, 2004 (Restated)
Year Ended December 31,
	2004	2004	2004
	(Previously	(Restated)	(Difference)
CASH FLOWS FROM OPERATING ACTIVITIES:	Reported)
Net loss	$(521,997)	$(540,490)	$(18,493)
Adjustments to reconcile net loss
tonet cash used by operating activities:
Depreciation	7,929	7,929	-
Common stock payable for services	-	100,000	100,000
CHANGES IN CURRENT ASSETS AND CURRENT
LIABILITIES: (Net of effect of acquisition)
(Increase) decrease in current liabilities:
Accounts receivable	(22,900)	(22,900)	-
Inventory	187,445	187,445	-
Prepaid expenses	-	(81,507)	(81,507)
Increase (decrease) in current liabilities:
Accounts payable and accrued expenses	222,301	157,593	(64,708)

NET CASH USED FOR OPERATING ACTIVITIES	(127,222)	(191,930)	(64,708)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of furniture and equipment	(6,406)	(6,406)	-
NET CASH USED FOR INVESTING ACTIVITIES	(6,406)	(6,406)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	69,500	-	(69,500)
Common stock subscribed		69,500	69,500
Related party loan	29,038	29,038	-
Secured borrowings	-	64,708	64,708

NET CASH PROVIDED BY FINANCING ACTIVITIES	98,538	163,246	64,708

NET <DECREASE> INCREASE IN CASH	(35,090)	(35,090)	-

CASH, beginning of period	40,244	40,244	-

CASH, end of period	$5,154	$5,154	$-

SUPPLEMENTAL DISCLOSURE:

Taxes paid	$1,088	$1,088	$-
Interest paid	$108,576	$108,576	$-

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section NRS 78.138 of the Nevada State Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that will be in effect upon the completion of this offering that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

o any breach of the director's duty of loyalty to us or our stockholders;

o any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

o any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

o any transaction from which the director derived an improper or personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Nevada law.

As permitted by Section NRS 78.138 of the Nevada State Corporation Law, our bylaws provide that:

o we may indemnify our directors, officers, and employees to the fullest extent permitted by the Nevada State Corporation Law, subject to limited exceptions;

o we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Nevada State Corporation Law, subject to limited exceptions; and

o the rights provided in our amended and restated bylaws are not exclusive.

Our certificate of incorporation, incorporated by reference as Exhibit 3.1 hereto, and our bylaws, incorporated by reference as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere in this registration statement:

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the offering of the common stock being registered. All amounts are estimates except the SEC Registration Fee.

SEC registration fee	$841.01
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$20,000.00
Transfer agent and registrar fees and expenses	$2,000.00
Miscellaneous	$1,000.00
Total	$39,559.66

RECENT SALES OF UNREGISTERED SECURITIES

The following list sets forth information regarding all securities we have sold since September 2004.

a.
As of February 28, 2005, all of the notes payable outstanding at December 31, 2004, totaling $614,800, were cancelled and new notes payable were issued accruing interest at 2% per annum until February 28, 2006. At that time, the remaining outstanding principal balance and all interest accrued but unpaid can be paid with the Company’s common stock at a conversion price of $0.25 per share for every dollar of interest owed to the note holder. All interest accrued but unpaid as of February 28, 2005 was converted to the Company’s common stock at the conversion price of $0.25 per share for every dollar of interest owed to the note holder representing an addition to stockholders’ equity of approximately $104,232 and 416,931 shares of common stock.

b.	In April 2005 the Company agreed to issue 8,500,000 shares of its common stock to its founding members and key employees for value received of $2,125,000, or $0.25 per share.

c.
The company issued 3,060,000 shares of its common stock in consideration for professional and consulting services to be rendered valued at $765,000, or $0.25 per share. For the three months ended March 31, 2006, the company recognized $101,384 of expense in connection with these contracts with the remaining balance of $168,197 accounted for as prepaid expense.

d.
The Company did not issue any stock for the years ending December 31, 2003, 2004 or the six month period ending June 30, 2005. From July 22, 2005 through August 9, 2005, the Company issued 15,644,931 shares of common stock related to the items above. Our earnings per share calculation in the Statement of Operations for the three months ended March 31, 2005 is on an “if-issued” basis and reflects the weighted average common stock that would have been outstanding had all shares that were purchased for cash and all shares that would be issued for services had been issued on the date of purchase or contract date for services.

e.
During the three months ended December 31, 2005, the Company received net proceeds of $1,176,550 and issued 3,061,570 shares of common stock with $105,000, or 300,000 shares unissued and included in common stock payable as of December 31, 2005. On January 8, 2006, the Company issued the 300,000 shares. On January 3, 2006, the company issued 200,000 shares in exchange for $70,000. These shares were issued pursuant to the company’s SB-2 registration statement originally filed with the Securities and Exchange Commission on June 16, 2005 with final approval occurring on September 27, 2005, our final amended SB-2/A filing. In total the company issued 3,561,570 shares of common stock in exchange for $1,246,550.

f.
On December 31, 2005, the Company’s board of directors approved the issuance of 21,428 shares of common stock payable to a member of the Board of Directors for services rendered during fiscal year 2005. The shares were valued at fair market value, or $0.35 resulting in compensation expense of $7,500. The shares were issued on March 6, 2006

g.
On December 28, 2005, the Company and the stockholders of PSG entered into a binding letter of intent providing for the acquisition of PSG by the Company. On March 10, 2006, the company issued the PSG shareholder’s 1,932,569 shares of common stock valued at $0.35, or $676,400.

h.
During the first quarter of 2006, 1,000,000 shares of common stock previously issued to the founders and president (300,000 Don Dallape, 300,000 Scott Swedener, 300,000 Geno Apicella and 100,000 Todd Pitcher) were retired and canceled by each shareholder in an effort to improve the Company’s capital structure.

i.
On March 8, 2006, the Company entered into a line of credit with a primary softgoods supplier whereby the company will issue up to 1,142,857 shares of common stock in exchange for $400,000 of inventory. On March 10, 2006, the Company issued 174,031 shares of common stock pursuant to the line of credit in exchange for a reduction in accounts payable for inventory valued at $60,911. Pursuant to this agreement, the supplier was granted two warrants to purchase the Company’s common stock. The supplier exercised one warrant in full and received 400,000 shares of common stock in exchange for $100,000. The remaining warrant gives the supplier the right to purchase 500,000 shares of common stock for $0.35 per share.

j.	From March 10, 2006 through March 29, 2006, the Company issued 117,357 shares of common stock in exchange for services and debt retirement.

k.	In May, 2006, we issued convertible debentures in the principal amount of
$1,900,000 and warrants to purchase 3,166,667 shares of common stock in a financing transaction, at $.10 per share. The issuance of these debentures and warrants was exempt from the registration requirements of the Securities Act pursuant to the provisions of Section 4(2) of the Securities Act.

The issuance of securities in the transactions described above were deemed exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their level of sophistication or status as an accredited investor and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

There were no underwriters employed in connection with any of the transactions set forth in this Item 26.

EXHIBITS

        Exhibit
       Number         Exhibit Description

    3.1.    Articles of Incorporation of the Registrant (Incorporated by reference with the Company's SB-2 filed on June 16, 2005)

    3.2.    Bylaws (Incorporated by reference with the Company's SB-2 filed on June 16, 2005)

    3.3.    Amended Articles of Incorporation of the Registrant (Incorporated by reference with the Company's SB-2 filed on June 16, 2005)

    4.1.    Specimen common stock certificate (Incorporated by reference with the Company's SB-2 filed on June 16, 2005)

    4.2.    Promissory Note, dated March 28, 2006 by and between Registrant and Ron and Dori Arko (incorporated by reference with the Company’s SB-2 filed on May 24, 2006)

    4.3.    Promissory Note, dated January 28, 2005 by and between Registrant and Sheryl Gardner (Incorporated by reference with the Company's SB-2 filed on June 16, 2005)

    4.4.    Promissory Note, dated March 28, 2006 by and between Registrant and John Helms (incorporated by reference with the Company’s SB-2 filed on May 24, 2006)

    4.5     Promissory Note, dated March 28, 2006 by and between Registrant and New Heart Ministries (incorporated by reference with the Company’s SB-2 filed on May 24, 2006)

    4.6.    Debt Conversion Agreement, dated March 24, 2006 by and between Registrant and Myrwood and Coral Guy (incorporated by reference with the Company’s SB-2 filed on May 24, 2006)

    4.7.    Debt Conversion Agreement, dated March 24, 2006 by and between Registrant and Ty Guy (incorporated by reference with the Company’s SB-2 filed on May 24, 2006)

    4.8.    Secured Promissory Note, dated January 25, 2006 by and between Registrant and Craig Hudson. (incorporated by reference with the Company’s 8-K filed on March 27, 2006)

    4.9     Secured Promissory Note, dated January 31, 2006 by and between Registrant and Chris Beckas. (incorporated by reference with the Company’s 8-K filed on March 27, 2006)

    4.10.          Secured Promissory Note, dated February 7, 2006 by and between Registrant and Hector Puntoch. (incorporated by reference with the Company’s 8-K filed on March 27, 2006)

    4.11           Secured Promissory Note, dated March 1, 2006 by and between Registrant and Thomas Bridges. (incorporated by reference with the Company’s 8-K filed on March 27, 2006)

    4.12           Secured Promissory Note, dated March 1, 2006 by and between Registrant and Robert Bridges. (incorporated by reference with the Company’s 8-K filed on March 27, 2006)

    4.13           Secured Promissory Note, dated February 22, 2006 by and between Registrant and Valley Financial Holdings Corporation. (incorporated by reference with the Company’s 8-K filed on March 27, 2006)

    4.14           Secured Promissory Note, dated February 22, 2006 by and between Registrant and Sundar Communications, Inc.  (incorporated by reference with the Company’s 8-K filed on March 27, 2006)

    5.1    Opinion of Michael L. Corrigan, Atty. At Law

    10.8          Lease Agreement (Incorporated by reference with the Company's SB-2 filed on June 16, 2005)

    10.9          Employment Agreement - Todd Pitcher (incorporated by reference with the Company’s SB-2 filed on May 24, 2006)

    10.10        License Agreement, dated as of April 28, 2005 by and between the Registrant and Eagle Rider, Inc. (Incorporated by reference with the Company's SB-2 filed on June 16, 2005)

    10.11        Skiva Graphics Warrant (incorporated by reference with the Company’s 8-K filed on March 8, 2006)

    10.12        Debenture Agreement dated as of May 16, 2006 by and Between the Company and Dutchess Private Equities Fund II, LP (incorporated by reference to Current Report on Form 8-K filed May 18, 2006)

    10.13        Warrant Agreement dated as of May 18, 2006 by and between the Company and Dutchess Private Equities Fund II, LP (incorporated by reference to Current Report on Form 8-K filed May 18, 2006)

    10.14        Investment Agreement dated as of May 16, 2006 by and between the Company and Dutchess Private Equities Fund, LP (incorporated by reference to Current Report on Form 8-K filed May 18, 2006)

    10.15        Registration Rights Agreement dated as of May 16, 2006 by and between the Company and Dutchess Private Equities Fund, LP (incorporated by reference to Current Report on Form 8-K filed May 18, 2006)

    10.16        Debenture Registration Rights Agreement dated as of May 16, 2006 by and between the Company and Dutchess Private Equities Fund II, LP (incorporated by reference to Current Report on Form 8-K filed May 18, 2006)

    10.17        Security Agreement dated as of May 16, 2006 by and between the Company and Dutchess Private Equities Fund II, LP (incorporated by reference to Current Report on Form 8-K filed May 18, 2006)

    10.18        Subscription Agreement dated as of May 16, 2006 by and Between the Company and Dutchess Private Equities Fund II, LP (incorporated by reference to Current Report on Form 8-K filed May 18, 2006)

    23.1          Consent of Bedinger & Company independent registered public accounting firm

    23.2          Consent of Michael L. Corrigan (included in Exhibit 5.1)

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statements to:

a. include any prospectus required by Section 10(a)(3) of the Securities Act;

b. reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

c. include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on the 24th day of May 2006.

EXECUTE SPORTS, INC.

/s/ Todd M. Pitcher
Todd M. Pitcher
President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Todd M. Pitcher	/s/Sheryl Gardner

Name Todd M. Pitcher Title President and Secretary May 24, 2006	Name Sheryl Gardner Title Chief Financial Officer and Secretary (principal financial and accounting officer) May 24, 2006

/s/Craig Washington	/s/Benedict Amendolara

Name Craig Washington Title Chairman May 24, 2006	Name Benedict Amendolara Title Director May 24, 2006